                                                                     Exhibit 2.1

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                      AGREEMENT AND PLAN OF REORGANIZATION



                                     AMONG



                               LIGHTBRIDGE, INC.,



                           SEECROSS ACQUISITION CORP.



                                      AND



                              CORAL SYSTEMS, INC.



                         Dated as of September 9, 1997




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

                               TABLE OF CONTENTS
                               -----------------

Article 1.  The Merger
Section 1.1.     Certificate of Merger.................................................................       1
Section 1.2.     Closing Date..........................................................................       1
Section 1.3.     Effective Time........................................................................       2
Section 1.4.     Effect on Capital Stock...............................................................       2
Section 1.5.     Exchange of Coral Certificates........................................................       5
Section 1.6.     Other Effects.........................................................................       6
Section 1.7.     Dissenting Shares.....................................................................       6
Section 1.8.     Holders' Agent........................................................................       7
Section 1.9.     Distributions.........................................................................       7
Section 1.10.    Post-Closing Balance Sheet Adjustment.................................................       7
Section 1.11.    Taking of Necessary Action; Further Action............................................       8
Section 1.12.    Tax Treatment.........................................................................       9

Article 2.  Representations and Warranties of Coral
Section 2.1.     Corporate Status......................................................................       9
Section 2.2.     Corporate Documents...................................................................       9
Section 2.3.     Capital Structure.....................................................................       9
Section 2.4.     Authority.............................................................................      10
Section 2.5.     Investments...........................................................................      11
Section 2.6.     Financial Statements..................................................................      11
Section 2.7.     Compliance with Applicable Laws.......................................................      12
Section 2.8.     Litigation............................................................................      12
Section 2.9.     Properties............................................................................      13
Section 2.10.    Contracts.............................................................................      14
Section 2.11.    Taxes.................................................................................      15
Section 2.12.    Benefit Plans.........................................................................      16
Section 2.13.    Absence of Certain Events.............................................................      17
Section 2.14.    Officers, Directors and Key Employees.................................................      19
Section 2.15.    Potential Conflicts of Interest.......................................................      19
Section 2.16.    Finder's Fees.........................................................................      19
Section 2.17.    Bank Accounts.........................................................................      19
Section 2.18.    Environmental Matters.................................................................      20
Section 2.19.    Insurance.............................................................................      21
Section 2.20.    Employee Relations....................................................................      21
Section 2.21.    Proprietary Rights....................................................................      21
Section 2.22.    Certain Loans.........................................................................      23
Section 2.23.    Customers, Suppliers and Sales Agents.................................................      23
Section 2.24.    Warranties and Indemnities............................................................      23
Section 2.26.    No Existing Discussions...............................................................      24
Section 2.27.    Registration Statement; Proxy Statement/Prospectus....................................      24
Section 2.28.    Full Disclosure.......................................................................      24

Article 3.  Representations and Warranties of Lightbridge and
            Acquisition Corp.
Section 3.1.     Corporate Status......................................................................      24
Section 3.2.     Capital Structure.....................................................................      25
Section 3.3.     Authority.............................................................................      25
Section 3.4.     SEC Documents.........................................................................      26
Section 3.5.     Absence of Certain Events.............................................................      26
Section 3.6.     Litigation............................................................................      26

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                                      (i)








Section 3.7.     Finder's Fees.........................................................................      27
Section 3.8.     Registration Statement; Proxy Statement/Prospectus....................................      27
Section 3.9.     Full Disclosure.......................................................................      27

Article 4.  Covenants of Coral as to Conduct of Business
Section 4.1.     Ordinary Course.......................................................................      27
Section 4.2.     Corporate Documents...................................................................      27
Section 4.3.     Capital Structure.....................................................................      27
Section 4.4.     Compliance with Applicable Laws.......................................................      28
Section 4.5.     Investments and Acquisitions..........................................................      28
Section 4.6.     Indebtedness..........................................................................      28
Section 4.7.     Proceedings...........................................................................      28
Section 4.8.     Properties............................................................................      28
Section 4.9.     Contracts.............................................................................      28
Section 4.10.    Taxes.................................................................................      29
Section 4.11.    Benefit Plans.........................................................................      29
Section 4.12.    Insurance.............................................................................      29
Section 4.13.    Employee Matters......................................................................      29
Section 4.14.    Proprietary Rights....................................................................      29
Section 4.15.    General...............................................................................      29

Article 5.  Additional Covenants
Section 5.1.     Registration Statement................................................................      29
Section 5.2.     Coral Stockholders Meeting............................................................      30
Section 5.3.     Charter Amendment.....................................................................      30
Section 5.4.     Access to Information.................................................................      30
Section 5.5.     Confidentiality.......................................................................      30
Section 5.6.     Public Disclosure.....................................................................      31
Section 5.7.     Exclusivity...........................................................................      31
Section 5.8.     State Statutes........................................................................      31
Section 5.9.     Tax Matters...........................................................................      32
Section 5.10.    Options and Warrants..................................................................      32
Section 5.11.    Expenses..............................................................................      32
Section 5.12.    Other Agreements......................................................................      32
Section 5.13.    Nasdaq................................................................................      32
Section 5.14.    Indemnification of Coral's Officers and Directors.....................................      33
Section 5.15.    Patent Interference Proceeding........................................................      33
Section 5.16.    Legends...............................................................................      33
Section 5.17.    Consents; Further Assurances..........................................................      33
Section 5.18.    Updates of Schedule...................................................................      34

Article 6.  Conditions Precedent
Section 6.1.     Conditions to Each Party's Obligations................................................      34
Section 6.2.     Conditions to Obligations of Lightbridge and Acquisition Corp.........................      35
Section 6.3.     Conditions to Obligations of Coral....................................................      36

Article 7.  Indemnification
Section 7.1.     Agreement to Indemnify................................................................      37
Section 7.2.     Survival of Indemnity.................................................................      37
Section 7.3.     Escrow................................................................................      38
Section 7.4.     Additional Provisions.................................................................      38
Section 7.5.     Survival of Representations and Warranties and Covenants..............................      38


                                      (ii)


Article 8.  Termination, Amendment and Waiver
Section 8.1.     Termination...........................................................................       38
Section 8.2.     Effect of Termination.................................................................       39
Section 8.3.     Amendment.............................................................................       39
Section 8.4.     Extension; Waiver.....................................................................       39

Article 9.  Miscellaneous
Section 9.1.     Notices...............................................................................       40
Section 9.2.     Construction..........................................................................       40
Section 9.3.     Exhibits and Schedule.................................................................       40
Section 9.4.     Entire Agreement, Assignability, etc..................................................       41
Section 9.5.     Validity..............................................................................       41
Section 9.6.     Further Assurances....................................................................       41
Section 9.7.     Jurisdiction and Venue................................................................       41
Section 9.8.     Governing Law.........................................................................       41
Section 9.9.     Counterparts..........................................................................       41

Exhibits
Exhibit A.       List of Affiliates....................................................................       A-1
Exhibit B.       Form of Voting Agreement..............................................................       B-1
Exhibit C.       Form of Charter Amendment.............................................................       C-1
Exhibit D.       Form of Certificate of Merger.........................................................       D-1
Exhibit E.       Form of Affiliate's Agreement.........................................................       E-1
Exhibit F.       Form of Employment Agreements.........................................................       F-1
Exhibit G.       Form of Non-Competition Agreement.....................................................       G-1
Exhibit H.       Form of Escrow Agreement..............................................................       H-1
Exhibit I.       Form of Opinion of General Counsel for Coral..........................................       I-1
Exhibit J.       Form of Opinion of Special Counsel for Coral..........................................       J-1
Exhibit K.       Form of Opinion of Counsel for Lightbridge and Acquisition Corp.......................       K-1
Schedule


                                     (iii)

   This Agreement and Plan of Reorganization dated as of September 9, 1997 (this "Agreement") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral Systems, Inc., a Delaware corporation ("Coral").

                                    RECITALS

   The parties hereto desire to effect a reorganization in which Acquisition Corp. shall be merged into Coral, with the surviving corporation to be a wholly owned subsidiary of Lightbridge, all of the issued and outstanding shares of capital stock of Coral ("Coral Capital Stock") to be converted into shares of common stock, $.01 par value, of Lightbridge ("Lightbridge Common") and all of the outstanding options and warrants to purchase Coral Capital Stock to become exercisable (if and when vested) to acquire shares of Lightbridge Common, all upon the terms and conditions set herein.

   Following the execution of this Agreement, Lightbridge will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 covering the shares of Lightbridge Common to be issued in the proposed merger. Upon the effectiveness of such registration statement, Coral will deliver the proxy statement/prospectus contained in such registration statement to the holders of Coral Capital Stock in connection with the solicitation of proxies to approve this Agreement and the merger contemplated hereby.

   Concurrently with the execution of this Agreement and in order to induce Lightbridge to enter into this Agreement, (i) each of the holders of Coral Capital Stock designated with an asterisk on Exhibit A is delivering to
                                             ---------
Lightbridge a duly executed voting agreement in the form of Exhibit B (each a
                                                            ---------
"Voting Agreement") pursuant to which, among other things, the executing holder has granted to certain representatives of Lightbridge an irrevocable proxy to vote all of the holder's shares of Coral Capital Stock in favor of the approval of this Agreement and the merger contemplated hereby and (ii) the holders of a majority of the outstanding shares of each class of Coral Capital Stock have delivered to Coral an action by consent of stockholders dated as of the date hereof, pursuant to which such holders have duly approved and adopted a certificate of amendment to the amended and restated certificate of incorporation of Coral in the form of Exhibit C (the "Charter Amendment") in
                                      ---------
order to amend and waive certain rights of holders of Coral Capital Stock that would otherwise apply to the merger contemplated by this Agreement.

   Now, Therefore, Lightbridge, Acquisition Corp. and Coral hereby agree as follows:

                            ARTICLE 1.  THE MERGER

    Section 1.1. CERTIFICATE OF MERGER. Subject to and upon the terms and conditions of this Agreement, and on the basis of the agreements, covenants, representations and warranties herein contained, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Surviving Corporation (as defined in Section 1.6) shall execute a certificate of merger (the "Certificate of Merger") in substantially the form of Exhibit D, providing
                                                           ---------
for the statutory merger of Acquisition Corp. with and into Coral (the "Merger") as of the time (the "Effective Time") of filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time, shares of Coral Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into fully paid and nonassessable shares of Lightbridge Common, in accordance with Section 1.4.

    Section 1.2. CLOSING DATE. The Closing shall be held on the business day following the date of the Coral Stockholders Meeting (as defined in Section 5.2) and shall take place at the office of Foley, Hoag & Eliot LLP, Boston, Massachusetts, at 10 A.M., Eastern time, or on such other date, or at such other time and place, as the parties may agree upon in writing. The date on which the Closing is to be held is herein referred to as the "Closing Date."

    Section 1.3. EFFECTIVE TIME. Subject to the provisions of this Agreement and the Certificate of Merger, the Certificate of Merger, together with the required related certificates, shall be filed in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") as soon as practicable after the Closing. The Merger shall become effective as of the Effective Time.

    Section 1.4. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

      1.4.1. All of the 1,000 issued and outstanding shares of common stock, $.01 par value, of Acquisition Corp. shall be converted into an aggregate of 1,000 shares of common stock, $.01 par value, of the Surviving Corporation. Each stock certificate representing shares of common stock, $.01 par value, of Acquisition Corp. prior to the Effective Time shall represent an equal number of shares of common stock, $.01 par value, of the Surviving Corporation from and after the Effective Time.

      1.4.2. Each outstanding share of Coral Capital Stock (except Dissenting Shares, as defined in Section 1.7.1) shall be converted, subject to the indemnification and escrow provisions of Article 7, into the right to receive the consideration set forth below. The maximum number of shares of Lightbridge Common to be issued in exchange for the acquisition by Lightbridge of all outstanding shares of Coral Capital Stock and for reservation upon exercise of all unexpired and unexercised options and warrants to acquire Coral Capital Stock shall be the Aggregate Share Number (as defined in Section 1.4.4). No adjustment shall be made in the number of shares of Lightbridge Common issued in the Merger as a result of any cash proceeds received by Coral from the date hereof to the Effective Time pursuant to the exercise of options, warrants or other rights to acquire Coral Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., Coral or the holder of any shares of the Coral Capital Stock, the following shall occur:

          (a) Each share of common stock, $.001 par value, of Coral ("Coral Common") will be exchanged for the Common Consideration (as defined in
      Section 1.4.4).

          (b) Each share of Series A Preferred Stock, $.001 par value, of Coral ("Coral Series A") will be exchanged for the Series A Consideration (as defined in Section 1.4.4).

          (c) Each share of Series B Preferred Stock, $.001 par value, of Coral ("Coral Series B") will be exchanged for the Series B Consideration (as defined in Section 1.4.4).

          (d) Each share of Series C Preferred Stock, $.001 par value, of Coral ("Coral Series C") will be exchanged for the Series C Consideration (as defined in Section 1.4.4).

          (e) Each outstanding option to purchase shares of Coral Common (each an "Option") previously issued under the Coral Systems, Inc. Amended and Restated Stock Option Plan adopted August 29, 1996, including the predecessor Coral Systems, Inc. Stock Option Plan effective October 27, 1992 (together, the "Option Plan"), whether vested or unvested, shall entitle its holder, upon exercise of such Option (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Option immediately prior to the Effective Time (without regard to vesting) multiplied by the Common Consideration, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Option shall be equal to the quotient of the exercise price per share of Coral Common at which such Option was exercisable immediately prior to the Effective Time divided by the number of shares of Lightbridge Common that constitute the Common Consideration, rounded up to the nearest whole cent. Following the Effective Time, each Option shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and as provided in the option agreement governing such Option immediately prior to the Effective Time, except as set forth in this Section. It is the intention of the parties that the Options qualify following the Effective Time as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent they qualified as incentive stock options immediately prior to the Effective Time.

          (f) Each outstanding warrant to purchase shares of Coral Common (each a "Warrant"), whether vested or unvested, shall entitle its holder, upon exercise of such Warrant (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Warrant immediately prior to the Effective Time (without regard to vesting) multiplied by the Common Consideration, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Warrant shall be equal to the quotient of the exercise price per share of Coral Common at which such Warrant was exercisable immediately prior to the Effective Time divided by the number of shares of Lightbridge Common that constitute the Common Consideration, rounded up to the nearest whole cent. Following the Effective Time, each Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the Warrant immediately prior to the Effective Time, except as set forth in this Section.

      1.4.3. No fractional shares of Lightbridge Common shall be issuable in connection with the Merger. The number of shares of Lightbridge Common allocable to all outstanding shares of Coral Capital Stock and to be reserved for exercise of all Options and Warrants shall equal the Aggregate Share Number and, to the extent the calculations pursuant to Section 1.4.2 produce fractional shares or an aggregate number greater or less than the Aggregate Share Number, the number of shares of Lightbridge Common allocable to individual holders of Coral Capital Stock, Options and Warrants shall be appropriately adjusted.

      1.4.4. The following terms used in this Section 1.4 shall have the indicated meanings:

             (a) The "Aggregate Preference" shall mean a number of shares of Lightbridge Common equal to the quotient of:

                 (i) the sum of (A) the product of $0.66 multiplied by the number of shares of Coral Common outstanding immediately prior to the Effective Time, (B) the product of $1.00 multiplied by the number of shares of Coral Series A outstanding immediately prior to the Effective Time, (C) the product of $2.16 multiplied by the number of shares of Coral Series B outstanding immediately prior to the Effective Time, (D) the product of $2.3207 multiplied by the number of shares of Coral Series C outstanding immediately prior to the Effective Time, and (E) the product of $0.66 multiplied by the number of shares of Coral Common issuable (without regard to vesting) upon the exercise of all unexpired and unexercised Options and Warrants outstanding immediately prior to the Effective Time, divided by

                 (ii) the Calculation Price.

             (b) The "Aggregate Share Number" shall mean a number of shares of Lightbridge Common equal to:

                 (i) if the Calculation Price is greater than or equal to $10.8375 but less than or equal to $14.6625, 1,286,863;

                 (ii) if the Calculation Price is less than $10.8375, the quotient of $13,946,375 divided by the Calculation Price, rounded down to the nearest whole number of shares of Lightbridge Common; or

                 (iii) if the Calculation Price is greater than $14.6625, the quotient of $18,868,625 divided by the Calculation Price, rounded down to the nearest whole number of shares of Lightbridge Common;

          less the number of shares of Lightbridge Common equal to the quotient of (A) the Offset Expenses (as defined in Section 5.11) plus the Final Adjustment Amount (as defined in Section 1.10) divided by (B) the Calculation Price.

             (c) The "Calculation Price" shall equal the average of the last sales prices of Lightbridge Common on the Nasdaq National Market for each of the ten trading days immediately preceding the Closing Date.

             (d) The "Common Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $0.66 divided by the Calculation Price, plus (ii) the Remainder Amount.

             (e) The "Remainder Amount" shall equal the quotient of (i) the Aggregate Share Number minus the Aggregate Preference, divided by (ii) the sum of (A) the number of shares of Coral Common outstanding immediately prior to the effective time, (B) the number of shares of Coral Common into which the shares of Coral Series A outstanding immediately prior to the Effective Time are then convertible, (C) the number of shares of Coral Common into which the shares of Coral Series B outstanding immediately prior to the Effective Time are then convertible, (D) the number of shares of Coral Common into which the shares of Coral Series C outstanding immediately prior to the Effective Time are then convertible and (E) the number of shares of Coral Common issuable (without regard to vesting) upon the exercise of all unexpired and unexercised Options and Warrants outstanding immediately prior to the Effective Time.

             (f) The "Series A Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $1.00 divided by the Calculation Price, plus (ii) the Remainder Amount multiplied by the number of shares of Coral Common into which a share of Coral Series A is convertible immediately prior to the Effective Time.

             (g) The "Series B Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $2.16 divided by the Calculation Price, plus (ii) the Remainder Amount multiplied by the number of shares of Coral Common into which a share of Coral Series B is convertible immediately prior to the Effective Time.

             (h) The "Series C Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $2.3207 divided by the Calculation Price, plus (ii) the Remainder Amount multiplied by the number of shares of Coral Common into which a share of Coral Series C is convertible immediately prior to the Effective Time.

             (i) The "Stock Consideration Number" shall mean a portion of the Aggregate Share Number equal to the sum of (i) the Common Consideration multiplied by the number of shares of Coral Common outstanding immediately prior to the Effective Time, (ii) the Series A Consideration multiplied by the number of shares of Coral Series A outstanding immediately prior to the Effective Time, (iii) the Series B Consideration multiplied by the number of shares of Coral Series B outstanding immediately prior to the Effective Time, and (iv) the Series C Consideration multiplied by the number of shares of Coral Series C outstanding immediately prior to the Effective Time.

    Section 1.5. EXCHANGE OF CORAL CERTIFICATES. Lightbridge hereby appoints American Stock Transfer & Trust Company to act as exchange agent (the "Exchange Agent") in the Merger, to act in accordance with the terms hereof and with such other instructions as Lightbridge may provide from time to time at or prior to the Closing. Prior to the filing of the Registration Statement with the SEC, Lightbridge shall appoint a commercial bank having at least $50,000,000 in assets and reasonably acceptable to Coral (or American Stock Transfer & Trust Company) to act as escrow agent (the "Escrow Agent") in accordance with the terms hereof and the Escrow Agreement (as defined in Section 6.2.3(e)). At the Closing, the holders of Coral Capital Stock (the "Stockholders") shall surrender to the Exchange Agent the stock certificates (the "Coral Certificates") representing the outstanding shares of Coral Capital Stock. As soon as practicable after the Effective Time, and in any event within five business days thereafter, Lightbridge shall deliver or cause to be delivered to the Exchange Agent, stock certificates registered in the names of the Stockholders and representing a number of shares of Lightbridge Common (the "Irrevocable Shares") equal to thirty percent of the maximum Stock Consideration Number reasonably estimated by Lightbridge to be issuable after giving effect to the post-closing adjustments provided for in Section 1.10, all as determined to enable Foley, Hoag & Eliot LLP to deliver the tax opinion contemplated by
Section 6.2.8. As soon as practicable after the Final Adjustment Amount has been determined pursuant to Section 1.10, Lightbridge shall deliver or cause to be delivered (i) to the Exchange Agent, stock certificates registered in the names of the Stockholders and representing a number of shares of Lightbridge Common equal to the number, if any (the "Additional Shares"), by which (A) one-third of the Stock Consideration Number exceeds (B) the number of shares delivered pursuant to the preceding sentence and (ii) to the Escrow Agent, stock certificates registered in the names of the Escrow Agent and representing a number of shares (the "Escrow Shares") equal to the portion of the Stock Consideration Number not delivered to the Exchange Agent pursuant to the preceding clause (A) and the preceding sentence. Upon the delivery of such stock certificates to the Exchange Agent and the Escrow Agent, the Coral Certificates shall forthwith be canceled. On the first business day occurring six months after the Closing Date, the Exchange Agent shall send to Stockholders who have duly surrendered their Coral Certificates by overnight courier certificates representing the Irrevocable Shares and the Additional Shares, if any, provided that if, in connection with its tax opinion contemplated by Section 6.2.8, Foley, Hoag & Eliot LLP shall require that the stock certificates representing the Irrevocable Shares be delivered to Stockholders at an earlier date, the Exchange Agent shall deliver such certificates at such earlier time to Stockholders who have duly surrendered their Coral Certificates. In the event stock certificates representing the Irrevocable Shares are delivered in accordance with the foregoing proviso, the Irrevocable Shares shall not be transferable until six months after the Closing Date and such stock certificates shall bear transfer legends to such effect. Coral shall use reasonable business efforts to cause all of the Coral Certificates to be surrendered prior to the Closing; if, however, any of the Coral Certificates are presented to the Surviving Corporation after the Effective Time for any reason, they shall be delivered to the Exchange Agent and exchanged in accordance with this Section. In the event any Coral Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Coral Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Lightbridge Common issuable with respect thereto pursuant to Section 1.4, provided that Lightbridge may, in its discretion and as a condition precedent to the issuance thereof, require such holder to deliver a bond in such sum as Lightbridge may reasonably direct as indemnity against any claim that may be made against Lightbridge or the Exchange Agent with respect to the Coral Certificates alleged to have been lost, stolen or destroyed. The shares of Lightbridge Common delivered to the Exchange Agent and the Escrow Agent shall be deemed to have been delivered in full satisfaction of all rights pertaining to the shares of Coral Capital Stock represented by the Coral Certificates. It is acknowledged that the holders of Coral Capital Stock, by virtue of the Merger, shall have no further rights as stockholders of Coral or the Surviving Corporation following the Merger, including any rights pursuant to
(i) the Stock Purchase Agreement dated as of November 1, 1991 by and between Coral and CVM Equity Fund III, Ltd., (ii) the Series A Convertible Preferred Stock Purchase Agreement dated as of January 26, 1994 by and between Coral and the Purchasers named therein, (iii) the Series B Preferred Stock Purchase Agreement dated as of March 2, 1995 by and among Coral and the Purchasers named therein, (iv) the Series C Preferred Stock Purchase Agreement dated as of March 21, 1996 by and between Coral and Cincinnati Bell Information Systems Inc. and
(v) the Amended and Restated Investors' Rights Agreement dated as of March 21, 1996 by and among Coral and the Stockholders named therein (collectively, the "Coral Stockholders Agreements").

    Section 1.6. OTHER EFFECTS.  At the Effective Time:

      (a) the separate existence of Acquisition Corp. shall cease and Acquisition Corp. shall be merged with and into Coral, with Coral remaining as the surviving corporation (the "Surviving Corporation");

      (b) the certificate of incorporation and by-laws of Acquisition Corp. shall be the certificate of incorporation and by-laws of the Surviving Corporation;

      (c) the directors and officers of Acquisition Corp. shall be the directors and officers of the Surviving Corporation; and

      (d) the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

    Section 1.7. DISSENTING SHARES.

      1.7.1. Notwithstanding any provision of this Agreement to the contrary, the shares of Coral Capital Stock of any Stockholder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be exchanged for or represent a right to receive Lightbridge Common pursuant to Section 1.4, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

      1.7.2. Notwithstanding the provisions of Section 1.7.1, if any Stockholder who demands appraisal of shares of Coral Capital Stock under Delaware Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be exchanged for and represent only the right to receive Lightbridge Common, without interest thereon, upon surrender of the stock certificate representing such shares to the Exchange Agent.

      1.7.3. Coral shall give Lightbridge (a) prompt notice of any written demands for appraisal of any shares of Coral Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Coral which relate to any such demand for appraisal and (b) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. Coral shall not, except with the prior written consent of Lightbridge, voluntarily make any payment with respect to any demands for appraisal of Coral Capital Stock or offer to settle any such demands.

    Section 1.8. HOLDERS' AGENT. Pete Bloomer (or another Person designated by Coral) shall, by virtue of the Merger and the resolutions to be adopted at the Coral Stockholders Meeting (as defined in Section 5.2), be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the determination of the Final Adjustment Amount pursuant to
Section 1.10, the indemnity provisions of Article 7 as they relate to the Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including to act as the representative of the Stockholders to review and authorize all set-offs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Lightbridge any claims asserted thereunder and to authorize payments to be made with respect thereto, and to take such further actions as are authorized in this Agreement. The above-named representative, as well as any subsequent representative of the Stockholders appointed by such representative (or, after such representative's death or incapacity, elected by vote of holders of a majority of Coral Capital Stock outstanding immediately prior to the Effective Time), is referred to herein as the "Holders' Agent." The Holders' Agent shall not be liable to any Stockholder, Lightbridge, the Surviving Corporation or any other person with respect to any action taken or omitted to be taken by the Holders' Agent under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith or the part of the Holders' Agent. The Stockholders shall severally indemnify the Holders' Agent and hold the Holders' Agent harmless against any loss, liability or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Holders' Agent and arising out of or in connection with the acceptance or administration of the duties of the Holders' Agent hereunder, including the reasonable fees and expenses of any legal counsel retained by the Holders' Agent. Each of Lightbridge and Acquisition Corp. and each of their respective affiliates shall be entitled to rely on such appointment and treat the Holders' Agent as the duly appointed attorney-in-fact of each Stockholder. Each Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Stockholder who receives shares of Lightbridge Common in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Lightbridge and Acquisition Corp. to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Stockholders.

    Section 1.9. DISTRIBUTIONS. Subject to applicable law, no dividends or other distributions with respect to Lightbridge Common declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Coral Certificate with respect to the shares of Lightbridge Common represented thereby until the holder of record of such Coral Certificate shall surrender such Coral Certificate. Subject to applicable law, following surrender of any such Coral Certificate, there shall be paid to the record holder of shares of Lightbridge Common issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Lightbridge Common, provided that any stock dividend shall not be delivered to such recordholder prior to the delivery, pursuant to this Agreement, of the Lightbridge Common on which such stock dividend was declared.

    Section 1.10. POST-CLOSING BALANCE SHEET ADJUSTMENT.

      1.10.1. Following the Closing Date, Lightbridge and the Surviving Corporation will prepare a balance sheet of Coral as of immediately prior to the time of the Closing (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles applied on a basis, and using methodologies, consistent with the Financial Statements (as defined in Section 2.6), except that the Preliminary Closing Balance Sheet may omit footnotes and related disclosures normally contained in audited balance sheets prepared in accordance with generally accepted accounting principles. Lightbridge will then cause Deloitte &

   Touche LLP, Lightbridge's independent accountants ("Lightbridge's Accountants"), to audit the Preliminary Closing Balance Sheet and to issue their report thereon, and Lightbridge will reflect in the Preliminary Closing Balance Sheet such adjustments, if any, as are proposed by Lightbridge's Accountants based upon their audit.

      1.10.2. On or before the forty-fifth day following the Closing Date, Lightbridge will deliver to the Holders' Agent the Preliminary Closing Balance Sheet, the audit report of Lightbridge's Accountants with respect thereto, and a statement of the Preliminary Adjustment Amount. The Preliminary Adjustment Amount shall be the difference between negative $1,245,500 and the working capital (total current assets less total current liabilities) of Coral as reflected on the Preliminary Closing Balance Sheet; provided, however, that the Preliminary Adjustment Amount shall not reflect any reductions in the working capital of Coral attributable to any of the items listed in Section 1.10 of the Schedule.

      1.10.3. Within fifteen days after his receipt of the Preliminary Closing Balance Sheet and statement of the Preliminary Adjustment Amount, the Holders' Agent shall notify Lightbridge whether he accepts or disputes the Preliminary Adjustment Amount. If the Holders' Agent accepts the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, or fails to notify Lightbridge of any dispute with respect thereto within said fifteen-day period, the Preliminary Closing Balance Sheet shall be deemed to be the "Final Closing Balance Sheet" and the Preliminary Adjustment Amount shall be deemed to be final, conclusive and binding upon the parties (the "Final Adjustment Amount"). During such fifteen-day period and until the determination of the Final Adjustment Amount, the Holders' Agent will be provided with access to such financial books and records of Coral as he may reasonably request in order to confirm the accuracy of the Preliminary Closing Balance Sheet. If the Holders' Agent disputes the accuracy of the Preliminary Closing Balance Sheet or the Preliminary Adjustment Amount, he shall in such notice set forth in reasonable detail those items that he believes are not fairly presented in conformity with Section 1.10.1 above and the reasons for his opinion. The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, with those modifications to which the parties shall have agreed, shall be deemed to be the Final Closing Balance Sheet and the Final Adjustment Amount. If the parties have not resolved their disagreements over the disputed items on the Preliminary Closing Balance Sheet or the Preliminary Adjustment Amount within fifteen days after the notice of dispute from the Holders' Agent, the parties shall forthwith jointly request an independent, national accounting firm mutually agreed upon by Lightbridge's Accountants and the Holders' Agent (the "Accounting Arbitrator") to make a binding determination of those disputed items in accordance with this Agreement. The Accounting Arbitrator will have no more than forty-five days from the date of referral and no more than thirty days from the final submission of information or testimony by the parties to render its decision with respect to the disputed items concerning the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, which decision shall be final and binding upon the parties and enforceable as an arbitration award pursuant to the Massachusetts Uniform Arbitration Act for Commercial Disputes, Mass. Gen. Laws Ann. ch. 251 or the Federal Arbitration Act, 9 U.S.C. (S)(S)1 et seq. The Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, with those adjustments determined by the Accounting Arbitrator to be necessary, shall be deemed to be the Final Closing Balance Sheet and the Final Adjustment Amount. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section shall be borne equally by the Stockholders and by Lightbridge (with the portion attributable to the Stockholders being treated as an additional Offset Expense, further decreasing the Aggregate Share Number pursuant to
   Section 1.4.4).

    Section 1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the

Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Coral and Acquisition Corp., the officers and directors of Coral and Acquisition Corp. are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

    Section 1.12. TAX TREATMENT. The parties intend that the Merger shall be treated as a reorganization under Section 368 of the Code.

              ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF CORAL

   Coral hereby represents and warrants to Lightbridge and Acquisition Corp. as follows, subject to such exceptions as are specifically disclosed under appropriate section headings in the disclosure schedule attached hereto and made a part hereof (the "Schedule"):

    Section 2.1. CORPORATE STATUS. Coral is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Coral is duly qualified to do business as a foreign corporation, and is in good standing, in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified does not have any effect that is, or is reasonably likely to be, materially adverse to its business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise) (a "Coral Material Adverse Effect").

    Section 2.2. CORPORATE DOCUMENTS. Coral has delivered to Lightbridge true and complete copies of its amended and restated certificate of incorporation, as amended to date (the "Coral Charter"), and its bylaws, as amended to date (the "Coral Bylaws"). The Coral Charter and the Coral Bylaws are in full force and effect, and no further amendment or restatement thereof has been adopted or proposed, except for the Charter Amendment. Coral is not in Violation of any provision of the Coral Charter or the Coral Bylaws. The minute books and stock records of Coral, which have heretofore been made available to Lightbridge, are true and complete and are the only minute books and stock records of Coral. The Schedule sets forth the current directors and officers of Coral.

    Section 2.3. CAPITAL STRUCTURE. The authorized Coral Capital Stock consists of (a) 30,000,000 shares of Coral Common, of which 3,276,234 shares are outstanding as of the date hereof; (b) 2,000,000 shares of Coral Series A, of which 2,000,000 shares are outstanding as of the date hereof; (c) 2,083,333 shares of Coral Series B, of which 2,083,333 shares are outstanding as of the date hereof; (d) 1,850,000 shares of Coral Series C, of which 1,824,920 shares are outstanding as of the date hereof; and (e) 9,066,667 shares of preferred stock, $.001 par value, none of which have been designated in series or are outstanding as of the date hereof. No shares of Coral Capital Stock are held as treasury stock. The name of each Stockholder, and the number and class of shares of Coral Capital Stock owned of record by such Stockholder, are set forth on the Schedule. All of the outstanding shares of Coral Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Coral Charter, the Coral Bylaws or any agreement to which Coral is a party or is bound. No bonds, debentures, notes or other indebtedness of Coral having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Coral Capital Stock may vote ("Voting Debt") have been issued or are outstanding. Except for the Option Plan, Coral has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.
Coral has reserved 2,089,189 shares of Coral Common for issuance to employees and consultants pursuant to the Option Plan, of which 1,186,544 shares are subject to outstanding, unexercised Options as of the date hereof and 696,874 shares remain available for future grant as of the date hereof. The name of each holder of an Option or a Warrant, and the grant date of the Option or Warrant and the number of shares of Coral Common for which the Option or Warrant is exercisable, are set forth on the Schedule. Coral has never accelerated the vesting schedule of any of the outstanding Options, and no Option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. All shares of Coral Common subject to issuance under the Options and the Warrants, upon issuance on the terms and conditions specified in the Options or Warrants pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Coral is not a party to or bound by: (a) any option, warrant, call, right or agreement, other than the Options and the Warrants, obligating Coral to issue, deliver or sell additional shares of Coral Capital Stock or Voting Debt or to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or agreement; (b) any voting trust, proxy or other agreement or understanding with respect to the voting of shares of Coral Capital Stock; or (c) any other agreement restricting the transfer of, or affecting rights with respect to, shares of Coral Capital Stock. The holders of the Options and the Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger.

    Section 2.4. AUTHORITY.

      2.4.1. Coral has all requisite corporate power to execute and deliver this Agreement and each of the Certificate of Merger, the Employment Agreements and the Non-Competition Agreement (each as defined herein and collectively the "Coral Corollary Agreements") and to consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement by the Stockholders, the execution and delivery of this Agreement and the Coral Corollary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Coral and no other corporate proceedings on the part of Coral are necessary to authorize the execution and delivery of this Agreement or any of the Coral Corollary Agreements or to consummate the transactions contemplated hereby and thereby. Without limiting the foregoing, the Charter Amendment has been duly approved by the Stockholders. The vote required of the Stockholders to duly approve the Merger and this Agreement is a majority of the outstanding shares of the Coral Common and a majority of the outstanding shares of the Coral Series A, Coral Series B and Coral Series C, voting as a single class. The board of directors of Coral has unanimously approved the Merger, this Agreement and the Charter Amendment. This Agreement has been duly and validly executed and delivered by Coral and constitutes a legal, valid and binding obligation of Coral enforceable in accordance with its terms, all as may be subject to or affected by any bankruptcy, reorganization, insolvency, moratorium or similar laws of general application from time to time in effect and relating to or affecting the rights or remedies of creditors generally (the "Creditor Exception"). As of the Closing Date, each of the Coral Corollary Agreements will be duly and validly executed and delivered by Coral and will constitute a legal, valid and binding obligation of Coral enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception.

      2.4.2. Subject only to the approval of this Agreement and the filing of the Charter Amendment with the Secretary of State of the State of Delaware, the execution and delivery by Coral of this Agreement do not, and the execution and delivery by Coral of the Coral Corollary Agreements and the consummation by Coral of the transactions contemplated hereby and thereby will not, result in any Violation (as defined below) of any provision of the Coral Charter, the Coral Bylaws, any material Contract (as defined in Section 2.10), any of the Permits (as defined in Section 2.7), or any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity (as defined below) applicable to Coral or its properties or assets. Coral does not have any plans, programs or agreements to which it is a party or subject pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of Coral. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Coral at or prior to the Effective Time in connection with the execution and delivery by Coral of this Agreement or any of the Coral Corollary Agreements or the consummation by Coral of the transactions contemplated hereby and thereby, except for (i) the filing of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the

   Securities Act of 1933, as amended (the "Securities Act"). As used herein:
   "Violation" means, with respect to a provision, (A) any material conflict with, material violation of or material default (with or without notice or lapse of time, or both) under such provision, (B) the arising of any right of termination, cancellation or acceleration of any obligation, or loss of any material benefit, under such provision, or (C) the arising of any material lien, pledge, claim, charge, security interest, mortgage, easement, servitude, refusal, claim of infringement or other restriction or encumbrance of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership on assets; and "Governmental Entity" means any domestic or foreign court, administrative agency or commission, or other governmental authority or instrumentality.

    Section 2.5. INVESTMENTS. Coral does not directly or indirectly own, or have the right to acquire, any equity interest or investment in the equity capital of any Person (as defined below). Coral has no obligation to acquire any class of securities (including debt securities) issued by any Person. Coral has not owned or controlled any subsidiary corporation or any stock or other interest in any Person and is not a party to, and has not been a party to, or bound by any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement other than in the ordinary course of business. Coral has delivered or made available to Lightbridge true and complete copies of any such agreements or arrangements that were entered into in the ordinary course of business and any provision of which is currently in effect. As used herein, "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other entity.

    Section 2.6. FINANCIAL STATEMENTS.

      2.6.1. The audited balance sheets of Coral at each of December 31, 1994, 1995 and 1996 and the related audited statements of operations, changes in stockholders' equity and cash flows for the years then ended (including the notes thereto), and the unaudited balance sheets of Coral at June 30, 1996 and 1997 and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the six-month periods then ended (including the notes thereto), as provided by Coral to Lightbridge, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except that the unaudited financial statements do not contain all the notes that may be required by generally accepted accounting principles and were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount), and fairly present in all material respects the financial condition of Coral as at the dates thereof and the results of its operations and its cash flows for the periods then ended. As used herein, "Financial Statements" means all of such financial statements and notes collectively, "1997 Balance Sheet" means the unaudited balance sheet of Coral at June 30, 1997, and "1997 Financial Statements" means the 1997 Balance Sheet and the related unaudited financial statements of Coral for the six months ended June 30, 1997 (including the notes thereto). The 1997 Financial Statements have been reviewed (but not audited) by Price Waterhouse LLP, independent accountants to Coral, in accordance with the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement on Auditing Standards No. 71, "Interim Financial Information." The books of account of Coral have been prepared and maintained in accordance with Coral's normal practice, consistent in all material respects with the accounting principles and policies reflected in the Financial Statements.

      2.6.2. All accounts receivable reflected on the 1997 Balance Sheet and Coral's books and records as of the date hereof represent sales actually made in the ordinary course of business and in a manner consistent with Coral's regular credit practices. The reserve for doubtful accounts reflected on the 1997 Balance Sheet has been established based upon and consistent with past practice and is, in Coral's reasonable judgment, adequate.

      2.6.3. Coral has no outstanding Indebtedness (as defined below) or other liabilities, asserted liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than (a) those disclosed or reflected on the 1997 Financial Statements, (b) those not required under generally accepted accounting principles to be disclosed or reflected on the 1997 Financial Statements and (c) those incurred since June 30, 1997 in the ordinary course of business consistent with past practice. Without limiting the foregoing, Coral does not have any outstanding monetary obligations to either AirTouch Communications, Inc. or Cincinnati Bell Information Systems Inc. or their respective affiliates under Contracts existing as of, or terminated prior to, the date of this Agreement. Coral does not have any outstanding Indebtedness for borrowed money. For purposes of this Agreement, "Indebtedness" means (i) all items (except items of capital stock, stockholders' equity, surplus or retained earnings, and general contingency reserves) that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of Coral as at the date as of which such Indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien, security interest or conditional sale or other title retention agreement to which any property or asset owned or held by Coral is subject, whether or not the indebtedness secured thereby shall have been assumed, and
   (iii) all indebtedness of others which Coral has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), sold or discounted with recourse or (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Coral has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise become directly or indirectly liable.

    Section 2.7. COMPLIANCE WITH APPLICABLE LAWS. Coral holds all permits, licenses, variances, certificates of occupancy, exemptions, orders, approvals and authorizations of all Governmental Entities that are material to the operation of its business (the "Permits"). All of the Permits are in full force and effect, and Coral has delivered or made available to Lightbridge true and complete copies of all of the Permits. Coral is in compliance with the terms of the Permits, except where any such failure so to comply, individually or in the aggregate with any other such failures, would not have a Coral Material Adverse Effect. No Violation of any of the Permits has been alleged by any Governmental Entity, and no proceeding is pending, or to the knowledge of Coral threatened, to revoke, suspend, cancel or limit any of the Permits. No action by Coral, Lightbridge, the Surviving Corporation or any other party is required in order that all of the Permits will remain in full force and effect following the Merger. The business of Coral is not being conducted in violation of or conflict with any law, ordinance or regulation or any order, judgment, injunction, award or decree of any Governmental Entity (collectively "Laws"), except where any such violation or conflict, individually or in the aggregate, would not have a Coral Material Adverse Effect and except for Environmental Laws, which are the subject of Section 2.18. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Coral is pending or, to the knowledge of Coral, threatened, nor has any Governmental Entity indicated an intention to conduct the same, and, to Coral's knowledge, the continued use, occupancy and operation of the Leased Real Property (as defined in Section 2.9.2) as currently used, occupied and operated does not constitute a nonconforming use under any Law. Coral has no knowledge of any pending or anticipated change in any Law which would have a material adverse effect upon the current ownership, use, occupancy or operation of the Leased Real Property or any portion thereof.

    Section 2.8. LITIGATION. There is no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, pending against Coral, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the knowledge of Coral, none has been threatened. To the knowledge of Coral, there are no facts that, if known to customers, Governmental Entities or other Persons, could reasonably be expected to result in any such claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation that could reasonably be expected to have a Coral Material Adverse Effect. Coral is not named as a subject of any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree. No judgment has been entered by, and no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, is pending or, to the knowledge of Coral, threatened that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ability of Coral to perform under this Agreement or that seeks to enjoin or prohibit any of the transactions contemplated by this Agreement.

    Section 2.9. PROPERTIES.

      2.9.1. Owned Properties. Coral does not own and has never owned any real property.

      2.9.2. Leased Properties. The Schedule sets forth a true and complete list of all leases, subleases, licenses, revocable use permits and other agreements (collectively, the "Real Property Leases") under which Coral uses or occupies any real property (the land and improvements covered by the Real Property Leases being herein called the "Leased Real Property"), which Schedule sets forth the date of and parties to each Real Property Lease. Coral has heretofore delivered to counsel for Lightbridge true and complete copies of all Real Property Leases, including all modifications thereof and all amendments and supplements thereto. Each Real Property Lease is valid, binding and in full force and effect, no written notice of default or termination thereunder is outstanding with respect to any Real Property Lease, all rent and other material sums due and payable by Coral under each Real Property Lease are current, with respect to each Real Property Lease Coral is not in material default in its obligations, and no event has occurred nor condition exists which, with the giving of notice or the lapse of time or both, would constitute a material default by Coral under any Real Property Lease. Coral holds the leasehold estate under and interest in each Real Property Lease free and clear of all liens, charges and encumbrances (together, "Encumbrances") except for (a) Encumbrances reflected in the 1997 Financial Statements (including overleases, governmental development plans and similar agreements to which Coral is not a party), (b) Encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (c) restrictions on use contained in Real Property Leases that do not materially restrict the property subject thereto from being used as such property is currently used or (d) imperfections of title and other minor Encumbrances that do not materially detract from the value or impair the use of the asset subject thereto or impair the operations of Coral (collectively, the Encumbrances described in clauses (a), (b), (c) and (d) shall be referred to as "Permitted Encumbrances"). Neither Coral nor any its officers, directors or Stockholders has any ownership, financial or other interest in the landlord under any Real Property Lease. Each Real Property Lease was negotiated on an arm's-length basis on commercially reasonable terms.

      2.9.3. Entire Premises. All of the land, buildings, structures and other improvements used by Coral in the conduct of Coral's business (the "Improvements") are included in the Leased Real Property. To the knowledge of Coral, Coral has taken no action and has suffered no action to occur that would materially adversely affect the interest of Coral in the Leased Real Property. Coral does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Leased Real Property or any portion thereof or interest therein.

      2.9.4. Personal Property. The 1997 Balance Sheet reflects all of the material personal property used by Coral in its business or otherwise held by Coral, except for personal property acquired in the ordinary course of business by Coral since June 30, 1997 and personal property not required under generally accepted accounting principles to be reflected on the 1997 Balance Sheet. Coral has good and marketable title to, or adequate rights or licenses to use, all of the personal property listed on the 1997 Balance Sheet or thereafter acquired, in each case free and clear of any imperfection of title, lien, claim or encumbrance, except for (a) any lien, claim or encumbrance securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable, and (b) imperfections of title and other minor liens, claims and encumbrances that do not materially detract from the value or impair the use of the asset subject thereto.

      2.9.5. Condition of Property. The Leased Real Property and the owned and leased personal property of Coral necessary to the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted. The Leased Real Property and personal property of Coral are sufficient for the continued operation of the business of Coral after the Closing in substantially the same manner as conducted prior to the Closing.

      2.9.6. Condemnation. To the knowledge of Coral, there is no threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

      2.9.7. Casualty. No portion of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired and restored to its original condition.

      2.9.8. Space Leases. Coral has not entered into any lease, sublease, license or other agreement granting to any person other than Coral any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

    Section 2.10. CONTRACTS. As used herein, "Contracts" means written agreements, contracts, instruments, guaranties, powers of attorney, commitments, understandings, arrangements, promises, assurances, obligations or undertakings to which Coral is a party or by which or to which Coral's assets or properties are bound or subject. Coral has provided or made available to Lightbridge true and complete copies of the following Contracts:

   (a) Contracts with any current or former officer, director, employee, consultant, agent, representative or security holder, including any employment, consulting or deferred compensation agreement and any executive compensation, bonus or incentive plan agreement;

   (b) Contracts for the purchase, sale or lease of materials, supplies, equipment, goods, research and development, or capital assets, or the receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

   (c) Contracts currently in effect that were entered into in the ordinary course of business and that involve executory payment of consideration to or by Coral in excess of $50,000;

   (d) Contracts for the sale of any assets or properties of Coral other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any assets or properties of Coral;

   (e) Contracts establishing joint ventures or partnerships;

   (f) Contracts establishing franchise, distribution or sales agency arrangements;

   (g) Contracts under which Coral agrees to indemnify any party other than Contracts entered into in the ordinary course of business;

   (h) Contracts containing obligations or liabilities of any kind to holders of Coral Capital Stock as such;

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

   (i) Contracts relating to the acquisition by Coral of any operating business or any capital stock of any other Person;

   (j) Contracts containing options for the purchase of any asset tangible or intangible, for an aggregate purchase price of more than $50,000;

   (k) Contracts requiring the payment to any person of any override or similar commission or fee;

   (l) Contracts for the borrowing of money; and

   (m) any other Contracts that were not made in the ordinary course of business and that are, individually or in the aggregate, material to Coral.

With respect to each Contract referred to above:

   (1) the Contract is legal, valid and binding, is enforceable in accordance with its terms, and is in full force and effect;

   (2) the Contract will continue to be legal, valid and binding, enforceable in accordance with its terms, and in full force and effect on identical terms following the Merger;

   (3) neither Coral nor, to its knowledge, any other party to the Contract is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Coral, or, to its knowledge, by any other party, or permit termination, modification or acceleration under the Contract; and

   (4) neither Coral nor, to its knowledge, any other party to the Contract has repudiated any material provision of the Contract;

provided that the foregoing representations and warranties are qualified by the Creditor Exception.

    Section 2.11. TAXES.

      2.11.1 Coral has timely filed in accordance with applicable law all Tax Returns (as defined below) required to be filed by or with respect to it, its operations and assets, and all Taxes (as defined below) shown as due on such Tax Returns have been paid. All Tax Returns filed by Coral with respect to Taxes were prepared in compliance with all applicable laws and regulations and were true and complete in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. Coral has provided or otherwise made available to Lightbridge true and complete copies of federal, state, local and foreign Tax Returns of Coral for each of the years ended December 31, 1996, 1995 and 1994 and all revenue agent's reports and other written assertions of deficiencies or other liabilities for Taxes with respect to past periods for which the applicable statute of limitations has not expired. Coral will provide to Lightbridge copies of any such reports or written assertions received after the date hereof within ten days of their first being received by Coral.

      2.11.2. Coral has timely paid, or will timely pay on or prior to the Closing Date, all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable up to and including the Closing Date with respect to Coral, its operations and assets (in each case, whether or not shown on any Tax Return), except for Taxes that are being contested in good faith by appropriate proceedings (all of which are set forth on the Schedule) or for payment of which Taxes adequate reserves are reflected on the 1997 Balance Sheet.

      2.11.3 Coral has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over (and up to the Closing Date will have timely collected or withheld and paid over) to the proper Governmental Entities all amounts required to be so collected or withheld and paid over for all periods up to the Closing Date under all applicable laws. There are not currently in effect any waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Coral, and no request for any such waiver or extension is pending. There are no Tax rulings, requests for rulings or closing agreements relating to Coral that could affect its liability for Taxes for any period after the Closing Date.

      2.11.4 Coral has no current or potential contractual obligation to indemnify any other Person with respect to Taxes, and has no obligation to make distributions in respect of Taxes. No claim has ever been made by a taxing authority in a jurisdiction where Coral does not file Tax Returns that Coral is or may be subject to taxation by such jurisdiction. No power of attorney has been granted by Coral with respect to any matter relating to Taxes, which power of attorney is currently in force. Coral has not filed a consent under Code section 341(f) or any comparable provision of state law.

As used herein: "Taxes" means all taxes of any kind, charges, fees, customs, duties, imposts, levies or other assessments, including all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority; and "Tax Return" means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

    Section 2.12. BENEFIT PLANS.

      2.12.1 The Schedule sets forth a true and complete list of all employee benefit plans (whether or not they constitute employee benefit plans within the meaning of section 3(3) of Title IV of Employee Retirement Income Security Act of 1974, as amended), arrangements, policies or commitments (including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, or any holiday or vacation practice) as to which Coral or any Commonly Controlled Entity has any direct or indirect, actual or contingent liability (each a "Benefit Plan"). Coral has, with respect to each Benefit Plan, delivered to Lightbridge, where applicable, true and complete copies of: (a) all plan texts and agreements and related trust agreements or annuity contracts; (b) all summary plan descriptions and material employee communications; (c) the most recent annual report (Form 5500 series, including all schedules thereto); (d) the most recent actuarial valuation; (e) the most recent annual audited financial statement and opinion; (f) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter received from the Internal Revenue Service (the "IRS"); and (g) all material communications with any Governmental Entity, including the Pension Benefit Guaranty Corporation (the "PBGC") and the IRS.

      2.12.2 No Benefit Plan is subject to Title IV of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to Code section 412 or is a defined benefit plan within the meaning of ERISA section 3(35) or Code section 414(i). Coral and any entity which is under common control with Coral within the meaning of Code section 414(b), (c), (m) or (o) (a "Commonly Controlled Entity") has made all payments due from it to date with respect to each Benefit Plan. All amounts properly accrued as liabilities to or expenses of any Benefit Plan that have not been paid have been properly reflected on the 1997 Financial Statements. Each Benefit Plan conforms to, and its administration is in material compliance with, all applicable laws and regulations. There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan. Each Benefit Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies. No event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code section 411(d)(3)) of any Benefit Plan. Coral does not have any Benefit Plan that is a "group health plan" (as defined in ERISA section 607(1)). No assets of Coral are allocated to or held in a "rabbi trust" or similar funding vehicle. Coral does not have any Benefit Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA) and that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his dependents); and there exists no (a) unfunded benefit obligations with respect to any employee of Coral which are not fairly reflected by reserves shown on Coral's most recent financial statements or (b) reserves, assets, surpluses or prepaid premiums with respect to any Benefit Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA).

      2.12.3. The consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former any individual employed by Coral or any Commonly Controlled Entity to severance pay, unemployment compensation or any similar payment, (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employed by Coral or any Commonly Controlled Entity, (c) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(1) or otherwise violate Part 4 of Title I of ERISA or (d) result in the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 280G(b).

      2.12.4. As of the Closing, neither Coral nor any Commonly Controlled Entity has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the six-month period immediately following the Closing, neither will incur any such liability or obligation if, during such six-month period, only terminations of employment in the normal course of operations occur.

      2.12.5. With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Coral, there exists no condition or set of circumstances in connection with which Coral could be subject to any material liability under ERISA, the Code or any other applicable law that is reasonably likely to have a Coral Material Adverse Effect, other than any liability for benefits claims and funding obligations payable in the ordinary course.

      2.12.6. With respect to the Benefit Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the 1997 Balance Sheet, except for obligations that are not, individually and in the aggregate, reasonably likely to have a Coral Material Adverse Effect.

    Section 2.13. ABSENCE OF CERTAIN EVENTS. Except as contemplated by this Agreement, since June 30, 1997, Coral has conducted its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during such period:

   (a) neither the business, properties nor assets of Coral have suffered a material adverse loss (whether or not covered by insurance) as the result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any Governmental Entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy or any other casualty or similar event;

   (b) Coral has not declared or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Coral Capital Stock;

   (c) Coral has not purchased, redeemed or otherwise acquired (or committed itself to purchase, redeem or acquire), directly or indirectly, any shares of Coral Capital Stock;

   (d) Coral has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person, other than inventory, equipment and supplies acquired in the ordinary course of business consistent with past practice;

   (e) Coral has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any material assets of Coral;

   (f) Coral has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Proprietary Rights (as defined in Section 2.21), other than in the ordinary course of business;

   (g) Coral has not waived or released any right or claim of material value to its business, including any write-off or other compromise of any material account receivable of Coral;

   (h) Coral has not paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business consistent with past practice;

   (i) Coral has not made any payment or commitment to pay any severance or termination pay to any employee of Coral;

   (j) Coral has not made any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than in the ordinary course of business consistent with past practice;

   (k) Coral has not made any loan or advance to any of its Stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

   (l) Coral has not pledged or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of products made in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate;

   (m) Coral has not materially changed any of its accounting methods, principles or procedures;

   (n) Coral has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

   (o) Coral has not suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which will have or could reasonably be expected to have a Coral Material Adverse Effect; and

   (p) Coral has not entered into any agreement to do any of the foregoing.

    Section 2.14. OFFICERS, DIRECTORS AND KEY EMPLOYEES. The Schedule sets forth:

   (a) the name, position held and total compensation of each Person who is either an officer or director of Coral or an employee, consultant, agent or other representative of Coral whose current annual rate of compensation (including bonuses and commissions) exceeds $75,000;

   (b) details of all wage and salary increases or bonuses received by any such Person since September 1, 1996, and any accrual by Coral for, or commitment or agreement by Coral to pay, any wage or salary increase or bonus to any such Person; and

   (c) any arrangement or obligation of Coral to make any payment to any such Person as a result of, or conditioned on, the consummation of the transactions contemplated hereby.

Except as contemplated by Section 6.2.10, none of the Persons described in clause (a) above has given a written threat to Coral to cancel or otherwise terminate such Person's relationship with Coral.

    Section 2.15. POTENTIAL CONFLICTS OF INTEREST. Except for normal compensation received as employees, no officer or director of Coral, no holder of ten percent or more of the Coral Capital Stock (calculated as if all shares of Coral Series A, Coral Series B and Coral Series C were converted into Coral Common), and no entity known by Coral to be controlled by any such officer, director or stockholder:

   (a) has engaged in any transaction or transactions of the types described in
       Item 404 of Regulation S-X under the Securities Act, except in as described in the Preliminary Prospectus of Coral dated December 19, 1996;

   (b) owns directly or indirectly, in whole or in part, any material tangible or intangible property that Coral uses;

   (c) has any cause of action or other claim whatsoever against, or owes any amount to, Coral, except for claims in the ordinary course of business, such as for accrued vacation pay, and similar matters in agreements existing on the date hereof; or

   (d) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of Coral is a partner or stockholder (excepting no more than five percent stockholdings for investment purposes in securities of publicly held companies).

    Section 2.16. FINDER'S FEES. Coral has not incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby, other than to Broadview Associates LLC under the engagement letter dated May 8, 1997.

    Section 2.17. BANK ACCOUNTS. Coral has provided or made available to Lightbridge true and complete written summaries of information regarding all accounts, lock boxes and safe deposit boxes maintained by Coral at banks, trust companies, securities or other brokers or other financial institutions, including the names of all Persons authorized to draw thereon or have access thereto.

    Section 2.18. ENVIRONMENTAL MATTERS.

      2.18.1. Coral has been in the past and is now in material compliance with all Environmental Laws (as defined below) and all material requirements of applicable permits, licenses, approvals and other authorizations pertaining thereto.

      2.18.2. Coral has received no notification that it is or could be, and there is no basis for it to become, and it is not, subject to any claim, action, obligation, proceeding, investigation or evaluation, directly or indirectly relating to any of its current or past operations, or those of any predecessor, or any by-product thereof, or any of its current or formerly owned, leased or operated properties, or those of any predecessor, that are reasonably likely to result in the incurrence of any material Environmental Liabilities and Costs (as defined below) by Coral.

      2.18.3. There are not now and never have been any underground storage tanks situated on any real property owned, leased or operated by Coral.

      2.18.4. Coral has entered into no agreement with any Governmental Entity or other Person by which responsibility was assumed for, either directly or indirectly, the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities and Costs.

      2.18.5. Coral has not prepared, caused to be prepared or received any environmental audits, environmental risk assessments or site assessments. Coral is not a party to any Contract with respect to the removal or disposal of any Oil or Hazardous Material.

As used herein:

   (a) "Environment" shall mean all navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and plant and animal life on Earth;

   (b) "Environmental Laws" shall mean all federal, state, local and foreign laws, principles of common law, rules, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the Environment or public health and safety, including the Release or threatened Release of Oil or Hazardous Material into the Environment or otherwise relating to presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Oil or Hazardous Material;

   (c) "Environmental Liabilities and Costs" shall mean all costs, expenses or losses, whether direct or indirect, known or unknown, current or potential, past, present or future, arising from, relating to or imposed by, under or pursuant to Environmental Laws and in any way based on, arising out of or otherwise in respect of (1) the ownership or operation by Coral or any predecessor, of the businesses of Coral or (2) the condition or operation of any real property, assets, equipment or facilities owned, leased or operated by or related to the businesses of Coral (including, in each case, the disposal or arrangement for the disposal of any Oil or Hazardous Material, or other substances or wastes On-site or Off-site), including all such costs, expenses or losses (A) related to Remedial Actions, (B) necessary for compliance with any requirements of Environmental Laws and any applicable permits, licenses, approvals or other authorizations, (C) necessary to make full economic use of the property, assets, equipment and facilities of Coral (assuming that Coral's properties are operated for substantially the same purpose and at substantially the same levels as at the date hereof) and (D) related to reasonable fees, disbursements and expenses of counsel and consultants;

   (d) "Off-site" shall mean any property of any Person other than those properties included within the definition of On-site;

   (e) "Oil or Hazardous Material" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, asbestos-containing substance or waste, radioactive material or any constituent of any such substance or waste including any such substance regulated under or defined by any Environmental Law;

   (f) "On-site" shall mean any property owned, leased, or operated by Coral;

   (g) "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migration, or movement of Oil or Hazardous Material through the indoor or outdoor Environment; and

   (h) "Remedial Action" shall mean all actions reasonably necessary, whether voluntary or involuntary, to (A) clean up, remove or treat Oil or Hazardous Material in the indoor or outdoor Environment; (B) prevent the Release of Oil or Hazardous Material so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; or (C) perform investigations, remedial studies, restoration and post-remedial studies and monitoring on, in, under, above or about any assets or properties On-site or Off-site.

    Section 2.19. INSURANCE. Coral has delivered or made available to Lightbridge true and complete copies of all insurance policies or binders to which Coral is a party or under which Coral is covered and true and complete copies of all applications for insurance policies submitted by Coral. All insurance policies to which Coral is a party or that provide coverage to Coral are in full force and effect. Since September 1, 1995, Coral has not received any refusal of coverage, or any notice of suspension, revocation, modification or cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder or any notice from an insured to discontinue any coverage afforded to Coral and, to the knowledge of Coral, there is no basis for the issuance of any such notice or the taking of any such action. Coral has paid all premiums due and has otherwise performed all of its respective obligations under each such policy, except such as will not materially adversely affect Coral's coverage thereunder. There was no claim in excess of $5,000 asserted under any of the insurance policies of Coral for the period from September 1, 1995 to the date hereof. Coral is not party to, or bound by, any Contract requiring Coral (a) to name a third party as loss payee under any insurance policy or binder held by or on behalf of Coral or otherwise requiring Coral to obtain insurance for or on behalf of any third party or (b) to provide coverage to third parties (such as, for example, under leases or service agreements). There is no written self-insurance arrangement by or affecting Coral.

    Section 2.20. EMPLOYEE RELATIONS. Coral has never been a party to a collective bargaining agreement and has never made any final or binding offer to a labor union or association representing its employees with respect to any terms or conditions of employment. Coral has never had, nor is there now threatened, a union organizing effort, strike, picket, organized work stoppage or organized work slowdown. Coral has complied with all applicable laws relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings, except where the failure so to be in compliance would not have a Coral Material Adverse Effect.

    Section 2.21. PROPRIETARY RIGHTS.

      2.21.1. Coral owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software, as defined below) that are material to the business of Coral as currently conducted or as proposed to be conducted by Coral (the "Proprietary Rights"), free and clear of any and all liens, claims and encumbrances.

      2.21.2. The Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, owned by Coral and included in the Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. None of Coral's currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has Coral been requested to make any such registration. Coral has provided or made available to Lightbridge true and complete copies of all material licenses, sublicenses and other agreements as to which Coral is a party and pursuant to which Coral or any other person is authorized to use any Proprietary Right (excluding End-User Licenses, as defined below) or other trade secret material to Coral. Coral is not in Violation of any such license, sublicense or agreement except for such Violations that do not, in the aggregate, materially impair Coral's rights under such license, sublicense or agreement. Coral is not contractually obligated to pay any compensation to any third party in respect of the Proprietary Rights, the use thereof or the material covered thereby in connection with the services or products in respect of which the Proprietary Rights are being used. No claims with respect to the Proprietary Rights have been asserted or, to the knowledge of Coral, are threatened by any person nor are there any valid grounds, to the knowledge of Coral, for any material claims that are reasonably likely to be successful (a) to the effect that the business of Coral as currently conducted or as proposed to be conducted by Coral, including Coral's design, development, use, import, manufacture and sale of the products, technology (including products or technology currently under development) or services of Coral, infringes on or misappropriates any valid copyright, patent, trademark, service mark, trade secret or other valid proprietary rights of any other Person or constitutes unfair competition or trade practices under any Law, (b) against the use by Coral of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Coral's business as currently conducted or as proposed to be conducted by Coral, or (c) challenging the ownership by Coral, validity or effectiveness of any of the Proprietary Rights. All registered trademarks, service marks and copyrights owned by Coral and included in the Proprietary Rights are valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Proprietary Rights have been paid and all necessary documents and certificates in connection with such Proprietary Rights have been filed with the relevant Governmental Entities for the purposes of maintaining such Proprietary Rights. The Schedule lists all actions that must be taken by Coral within 120 days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates required in connection with the maintenance, perfection, preservation or renewal of any Proprietary Rights. There is no material unauthorized use, infringement or misappropriation of any of the Proprietary Rights by any employee or former employee of Coral or, to Coral's knowledge, any other third party. No Proprietary Right or material product of Coral is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Coral. There are no Contracts between Coral and any other Person with respect to Proprietary Rights under which there is any dispute known to Coral regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by Coral thereunder.

      2.21.3. To the extent that any Proprietary Rights have been developed or created by a third party for which Coral has, directly or indirectly, paid, Coral has a written agreement with such third party with respect thereto and Coral thereby has obtained valid ownership of or rights sufficient for the conduct of Coral's business to all such Proprietary Rights by operation of law or by valid assignment or license, except where failure to do so would
   not have a Coral Material Adverse Effect.   Each employee, officer and
   consultant of Coral has executed a confidentiality agreement in substantially the form provided to Lightbridge, providing Coral with title and ownership to Proprietary Rights developed or used by such person in the conduct of Coral's business. All of such agreements are legal, valid, binding and enforceable in accordance with their terms, all as may be subject to or affected by the Creditor Exception. No employee, officer or consultant of Coral is in Violation of any provision of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Coral or, to the knowledge of Coral, any previous employer.

As used herein:

   (a) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to Coral pursuant to End-User Licenses and which are used in Coral's business but are in no way a component of or incorporated in or specifically required to develop or support any of Coral's products and related trademarks, technology and know-how; and

   (b) "End-User Licenses" means any object code and end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

    Section 2.22. CERTAIN LOANS. There are no loans, receivables, advances or similar amounts owed to Coral by any director, officer, employee, consultant or Stockholder of Coral, or owing by any affiliate of any director or officer of Coral, nor is any amount owed by Coral to any of its directors, officers, employees or Stockholders other than normal compensation and advances in the ordinary course of business to officers and employees for reimbursable business expenses not exceeding $10,000 for any one individual.

    Section 2.23. CUSTOMERS, SUPPLIERS AND SALES AGENTS. Coral has provided to Lightbridge a true and complete written summary listing (a) each customer whose purchases accounted for more than five percent of Coral's net revenues during either the year ended December 31, 1996 or the six months ended June 30, 1997, together with the aggregate amount of such purchases in each such period, (b) each supplier from whom Coral purchased in excess of $50,000 worth of products or services during either the year ended December 31, 1996 or the six months ended June 30, 1997, together with the aggregate amount of such purchases in each such period, and (c) each sales agent of Coral, together with the territory and term of engagement of such agent. No customer, supplier or sales agent of Coral has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its commercial relationship with Coral since September 1, 1996.

    Section 2.24. WARRANTIES AND INDEMNITIES. Each Coral product substantially meets the published specifications applicable to it and the standards set forth in the related documentation and marketing information and in Coral's representations and warranties (express and implied) to customers and sales agents. Coral has no obligations for any warranties or indemnities in connection with the conduct of its business prior to the Closing Date in excess of the amount accrued therefor on the 1997 Balance Sheet. No warranty and indemnity claims in excess of $50,000 have been made against Coral at any time since its incorporation.

   Section 2.25. BUSINESS ACTIVITY RESTRICTIONS. There is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which Coral is a party or otherwise binding upon Coral that has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of Coral's business as presently conducted or as proposed to be conducted. Coral has not entered into any agreement under which Coral is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    Section 2.26. NO EXISTING DISCUSSIONS. As of the date hereof, Coral is not engaged, directly or indirectly, in any discussions or negotiations with any other Person with respect to a proposed Transaction (as defined in Section 5.7).

    Section 2.27. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Coral for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.
The information supplied by Coral for inclusion in the Proxy Statement/Prospectus (as defined in Section 5.1) shall not, on the date the Proxy Statement/Prospectus is first mailed to the Stockholders, at the time of the Coral Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Coral Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Coral or any of its affiliates, officers or directors should be discovered by Coral which should be set forth in an amendment to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, Coral shall promptly inform Lightbridge. Coral makes no representation or warranty with respect to any information supplied by Lightbridge that is contained in the Registration Statement or the Proxy Statement/Prospectus.

    Section 2.28. FULL DISCLOSURE. No representation or warranty made by Coral in this Agreement (as modified by the Schedule) or in any document or certificate delivered to Lightbridge by Coral pursuant to this Agreement, when taken together with the foregoing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading. Disclosure of any matter herein, including as set forth under any section of the Schedule, shall, if reasonable, be deemed to be set forth under any other section of the Schedule for which such matter is applicable. Notwithstanding any other provision of this Agreement (including any provision of the Schedule), disclosure in the Schedule of the existence of any Contract or other document shall not be deemed to disclose the contents of any provision thereof unless the disclosure with respect to such provision is reasonably evident from the face of the Schedule.

   ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF LIGHTBRIDGE AND ACQUISITION
CORP.

   Each of Lightbridge and Acquisition Corp., jointly and severally, represents and warrants to Coral as follows:

    Section 3.1. CORPORATE STATUS. Each of Lightbridge and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each of Lightbridge and Acquisition Corp. is duly qualified to do business as a foreign corporation, and is in good standing, in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified does not have any effect that is, or is reasonably likely to be, materially adverse to the business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Lightbridge and its subsidiaries, taken as a whole (an "Lightbridge Material Adverse Effect").

    Section 3.2. CAPITAL STRUCTURE.

      3.2.1. The authorized and outstanding capital stock of Lightbridge consists of (a) 5,000,000 shares of preferred stock, $0.01 par value, none of which is issued and outstanding, and (b) 60,000,000 shares of Lightbridge Common, of which 14,700,010 shares were issued and outstanding as of August 1, 1997. All of the outstanding shares of Lightbridge Common are, and the shares of Lightbridge Common when issued and delivered to the Stockholders in accordance with this Agreement and the Certificate of Merger will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Lightbridge's certificate of incorporation or by-laws, or any agreement to which Lightbridge is a party or is bound. All outstanding shares of Lightbridge Common are listed on the Nasdaq National Market, and there are no proceedings to revoke or suspend such listing.

      3.2.2. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, $.01 par value, of which 1,000 shares are outstanding and are held by Lightbridge of record and beneficially.

    Section 3.3. AUTHORITY.

      3.3.1. Lightbridge has all requisite corporate power and authority to execute and deliver this Agreement and each of the Escrow Agreement, the Employment Agreements and the Non-Competition Agreement (collectively the "Lightbridge Corollary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Lightbridge Corollary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Lightbridge, and no other corporate proceedings on the part of Lightbridge are necessary to authorize the execution and delivery of this Agreement or any of the Lightbridge Corollary Agreements or to consummate the transactions contemplated hereby and thereby. The board of directors of Lightbridge has unanimously approved the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Lightbridge and constitutes a legal, valid and binding obligation of Lightbridge enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. As of the Closing Date, each of the Lightbridge Corollary Agreements will be duly and validly executed and delivered by Lightbridge and will constitute a legal, valid and binding obligation of Lightbridge enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. The execution and delivery of this Agreement do not, and the execution and delivery of the Lightbridge Corollary Agreements and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation of any provision of (a) the certificate of incorporation or by-laws of Lightbridge or (b) any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lightbridge or its properties or assets, except to the extent that a consent or waiver to any such Violation has been obtained as of the date hereof or is obtained prior to the Closing.

      3.3.2. Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Acquisition Corp., and no other corporate proceedings on the part of Acquisition Corp. are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. The board of directors of Acquisition Corp. has unanimously approved the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Acquisition Corp. and constitutes a legal, valid and binding obligation of Acquisition Corp. enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in any Violation of any provision of (a) the certificate of incorporation or by-laws of Acquisition Corp. or (b) any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Corp. or its properties or assets.

      3.3.3. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Lightbridge or Acquisition Corp. in connection with the execution and delivery of this Agreement by Lightbridge and Acquisition Corp. or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (c) such other filings, consents, approvals, orders, authorizations, registrations and declarations as may be required under applicable federal and state securities laws (collectively "Securities Filings"), which Securities Filings will be made by the Effective Time, (d) the filing of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (e) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have an Lightbridge Material Adverse Effect or a material adverse effect on the transactions contemplated by this Agreement.

    Section 3.4. SEC DOCUMENTS. Lightbridge has furnished to Coral true and complete copies of Lightbridge's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997, and its definitive proxy statement for its 1997 Annual Meeting of Stockholders (collectively, the "SEC Documents"). As of their respective filing dates, (a) each of the SEC Documents complied in all material respects with the requirements of the Exchange Act and
(b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, the SEC Documents constitute all reports, statements and other documents required to be filed by Lightbridge under the Exchange Act since January 1, 1997. All documents required under the Exchange Act to be filed as exhibits to the SEC Documents have been filed as so required. The consolidated financial statements and notes thereto of Lightbridge included in the SEC Documents have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except that the unaudited financial statements do not contain all the notes that may be required by generally accepted accounting principles and are subject to normal and recurring year-end adjustments that are not expected to be material in amount), and fairly present in all material respects the consolidated financial position of Lightbridge and its subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods covered therein. The unaudited condensed consolidated balance sheet of Lightbridge and its subsidiary contained in the SEC Documents, as of June 30, 1997, is hereafter referred to as the "Lightbridge Balance Sheet."

    Section 3.5. ABSENCE OF CERTAIN EVENTS. Since the date of the Lightbridge Balance Sheet, Lightbridge has not declared or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Lightbridge.

    Section 3.6. LITIGATION. No judgment has been entered by, and no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, is pending or, to the knowledge of Lightbridge or Acquisition Corp., threatened that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ability of Lightbridge or Acquisition Corp. to perform under this Agreement or that seeks to enjoin or prohibit any of the transactions contemplated by this Agreement.

    Section 3.7. FINDER'S FEES. Neither Lightbridge nor Acquisition Corp. has incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby, other than to Cowen & Company.

    Section 3.8. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Coral made in Section 2.27, (a) the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (b) the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Stockholders, at the time of the Coral Stockholders Meeting and at the Effective Time, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which such statements were made, not false or misleading. Lightbridge shall promptly notify Coral upon the occurrence, at any time prior to the Effective Time, of any event relating to Lightbridge or Acquisition Corp. that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus. Notwithstanding the foregoing, Lightbridge and Acquisition Corp. make no representation or warranty with respect to any information supplied by Coral that is contained in the Registration Statement or the Proxy Statement/Prospectus.

    Section 3.9. FULL DISCLOSURE. No representation or warranty made by Lightbridge in this Agreement or in any document or certificate delivered to Coral by Lightbridge pursuant to this Agreement, when taken together with the foregoing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading.

           ARTICLE 4.  COVENANTS OF CORAL AS TO CONDUCT OF BUSINESS

   During the period from the date of this Agreement and continuing until the Closing, Coral agrees that, except as expressly contemplated by this Agreement or as consented to by Lightbridge in writing:

    Section 4.1. ORDINARY COURSE. Coral shall carry on its business in the ordinary course consistent with prior practice, including the payment of all debts and taxes owed by Coral in substantially the same manner as heretofore.

    Section 4.2. CORPORATE DOCUMENTS. Coral shall not amend the Coral Charter or the Coral Bylaws, except as contemplated by the Charter Amendment.

    Section 4.3. CAPITAL STRUCTURE. Coral shall not (a) declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Coral Capital Stock, (b) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock of any class (except pursuant to exercises of outstanding Options and Warrants), any Voting Debt or any options, warrants, calls, rights or agreements that obligate Coral to issue, deliver or sell additional shares of Coral Capital Stock or Voting Debt or to grant, extend or enter into any such option, warrant, call, right or agreement, (c) split, combine or reclassify any Coral Capital Stock, (d) purchase, redeem or otherwise acquire, directly or indirectly, any securities of Coral, including shares of Coral Capital Stock, or (e) otherwise effect any reorganization, recapitalization or similar change with respect to Coral Capital Stock. Notwithstanding the foregoing, Coral may:

   (i) repurchase, pursuant to a stock repurchase or similar agreement in existence on the date hereof, shares of Coral Common at a price of no more than $1.00 per share from any person leaving the employment of the Company;

   (ii) cancel, with the consent of the holder thereof but without the delivery or payment of any consideration, any Option held by a person who is a non-employee director of Coral, to the extent that such Option will not, by its terms, vest prior to or as of the Effective Time and will, by its terms, expire as of the Effective Time as a result of the termination of such person's position as a director of Coral; and

 (iii) cancel, with the consent of the holder thereof, any Option outstanding as of the date hereof and initially issued at an exercise price of either $6.00 or $9.00 per share, and in exchange therefor, issue a new option under the Option Plan that shall (A) have an exercise price of $1.50 per share, (B) be exercisable for an aggregate number of shares such that the value of the new option is equal to the value of the canceled Option, as determined and agreed upon by Broadview Associates LLC and Cowen & Company using a Black-Scholes valuation methodology and
        (C) otherwise have terms, including the rate of vesting, identical to the canceled Option. Upon any such cancellation and exchange, the newly issued option shall be deemed to be an "Option" for all purposes of this Agreement.

Coral shall notify Lightbridge promptly after any action taken pursuant to the preceding clauses (i), (ii) and (iii).

    Section 4.4. COMPLIANCE WITH APPLICABLE LAWS. Coral shall duly comply in all material respects with all applicable laws, ordinances and regulations and all applicable orders, judgments, injunctions, awards and decrees of Governmental Entities.

    Section 4.5. INVESTMENTS AND ACQUISITIONS. Coral shall not (a) acquire any equity interest or investment exceeding five percent of the equity capital of any Person, (b) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any Person, (c) otherwise acquire or license any assets that are material, individually or in the aggregate, to Coral except in the ordinary course of business consistent with prior practice or (d) enter into any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement, other than in the ordinary course of business consistent with prior practice.

    Section 4.6. INDEBTEDNESS. Coral shall not, and shall not propose to, incur any Indebtedness for borrowed money, incur any other Indebtedness except in the ordinary course of business, or guarantee any Indebtedness of others. Coral shall not pay, discharge or satisfy, in an amount in excess of $10,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in the 1997 Balance Sheet, except in the ordinary course of business consistent with past practice.

    Section 4.7. PROCEEDINGS. Coral shall not commence any litigation. Coral shall cooperate and consult with Lightbridge with respect to any matters regarding any proceeding set forth under Section 2.8 in the Schedule, including any settlement proposed by any Person (including Lightbridge), and Coral shall not take any significant actions with respect to such proceedings (including the entering into of any such settlement) without the prior approval of Lightbridge, which approval shall not be unreasonably withheld.

    Section 4.8. PROPERTIES. Coral shall not lease or otherwise dispose of any of its property, individually or in the aggregate, except in the ordinary course of business consistent with prior practice.

    Section 4.9. CONTRACTS. Coral shall not (a) enter into any Contract or engage in any transaction not in the ordinary course of business consistent with past practice, (b) amend or otherwise modify any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Coral, (c) amend or otherwise modify any Contract except in the ordinary course of business consistent with past practice, or (d) do or omit to do any act or permit any act or omission to act, which act or omission will result in a Violation of any material provision of any material Contract.

Coral shall cooperate and consult with Lightbridge with respect to the amendment of existing Contracts between Coral and Cincinnati Bell Information Systems Inc. and the resolution of existing disagreements under Contracts between Coral and AirTouch Communications, Inc. and its affiliate, including any amendment or settlement proposed by any Person (including Lightbridge), and Coral shall not take any significant actions with respect to such matters (including the entering into of any such amendment or settlement), except (a) such actions as will not materially affect Coral's relationship with such parties or (b) with the prior approval of Lightbridge, which approval shall not be unreasonably withheld.

    Section 4.10. TAXES. Coral shall not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

    Section 4.11. BENEFIT PLANS. Coral shall not adopt any Benefit Plan or amend any Benefit Plan in any material respect.

    Section 4.12. INSURANCE. Coral shall maintain insurance of the types, in the amounts and with deductibles and exclusions consistent with past business practice.

    Section 4.13. EMPLOYEE MATTERS. Coral shall not (a) adopt any collective bargaining agreement, (b) except as contemplated by Section 5.12, grant any severance or termination pay to any director, officer or other employee of Coral, (c) grant any general or uniform increase in the rates of pay of employees of Coral, (d) increase the compensation payable or to become payable to any officer or key salaried employee or (e) grant any increase in the benefits under any bonus plan or similar compensation arrangements. Coral shall use all reasonable efforts to notify Lightbridge in the event Coral shall learn (either directly or indirectly) that an officer or other employee of Coral proposes to terminate his or her employment with Coral, shall cooperate and consult with Lightbridge to determine the manner in which Coral should proceed with respect to such employee, and shall not voluntarily take any significant actions with respect to such employee's termination without the prior approval of Lightbridge, which approval shall not be unreasonably withheld.

    Section 4.14. PROPRIETARY RIGHTS. Coral shall not transfer to any Person any rights to Proprietary Rights, except in the ordinary course of business consistent with past practice.

    Section 4.15. GENERAL. Coral shall not take, propose to take, or agree in writing or otherwise to take any of the actions described in Sections 4.1 through 4.14 or any other action that would prevent Coral from performing, or cause Coral not to perform, its covenants and other obligations hereunder.

                       ARTICLE 5.  ADDITIONAL COVENANTS

    Section 5.1. REGISTRATION STATEMENT. Lightbridge shall prepare and file with the SEC a registration statement on Form S-4 that shall register under the Securities Act the shares of Lightbridge Common to be issued in the Merger (the "Registration Statement"). Lightbridge shall use all reasonable efforts to cause the Registration Statement to be filed as soon as practicable after the date hereof, and thereafter to be declared effective by the SEC as soon as practicable. Coral shall furnish all information concerning Coral and the holders of Coral Capital Stock as Lightbridge may reasonably request in connection with the Registration Statement or any other filings required to be made in connection with the Merger. Without limiting the foregoing, Coral shall provide, in accordance with all applicable laws, rules and regulations, for inclusion in the proxy statement/prospectus forming a part of the Registration Statement (the "Proxy Statement/Prospectus") and submission to its stockholders, proxy statement information for use in connection with the Coral Stockholders Meeting. The Proxy Statement/Prospectus shall include the recommendation of the board of directors of Coral in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Coral's board of directors under Delaware Law. Notwithstanding any drafting or review by Lightbridge of the proxy statement information contained in the Proxy Statement/Prospectus, Coral will retain full responsibility for the accuracy and completeness of the proxy statement portion of the Proxy Statement/Prospectus and the other information concerning Coral and the holders of Coral Capital Stock provided by Coral upon the request of Lightbridge.

    Section 5.2. CORAL STOCKHOLDERS MEETING. Coral agrees that this Agreement shall be submitted to the holders of Coral Capital Stock for approval pursuant to Delaware Law at a meeting of such holders called for the purpose of voting upon and approving this Agreement and the Merger (the "Coral Stockholders Meeting"). Coral shall take all steps necessary to duly call, give timely notice of, convene and hold the Coral Stockholders Meeting promptly following the initial declaration of effectiveness of the Registration Statement by the SEC; provided that in no event shall Coral be obligated to cause the Coral Stockholders Meeting to take place later than ten calendar days following such initial declaration of effectiveness. In connection with the Coral Stockholders Meeting, Coral agrees to solicit, in compliance with all applicable laws, rules and regulations, all votes and approvals of the holders of Coral Capital Stock that are required in connection with the approval of this Agreement and the Merger under Delaware Law, the Coral Charter and the Coral Bylaws, by mailing or delivering the proxy statement to each such holder of record on the record date for the Coral Stockholders Meeting. Coral shall not distribute solicitation materials to such holders in connection with the Coral Stockholders Meeting that do not contain the information contained in the Proxy Statement/Prospectus. Coral shall deliver to Lightbridge promptly after the conclusion of the Coral Stockholders Meeting a certificate executed on behalf of Coral by its Secretary (the "Certificate of Objections") setting forth (a) the number of shares of each class of Coral Capital Stock outstanding and entitled to vote on the approval and adoption of this Agreement, (b) the number of votes cast in favor of and against the approval of this Agreement and the Merger, and (c) the number of shares of each class of Coral Capital Stock as to which written objection to this Agreement were filed with Coral prior to the taking of a vote of holders at the Coral Stockholders Meeting in accordance with Delaware Law, and which were not voted in favor of the approval and adoption of this Agreement. The Certificate of Objections shall include the names and mailing addresses of the Stockholders who shall have filed such written objections and who shall not have voted in favor of this Agreement.

    Section 5.3. CHARTER AMENDMENT. Within three business days after the date hereof, the officers of Coral shall take all necessary action to ensure that the Charter Amendment is filed with the Secretary of State of the State of Delaware and becomes effective in accordance with Delaware Law.

    Section 5.4. ACCESS TO INFORMATION. Coral shall afford to Lightbridge, and shall cause its independent accountants to afford to Lightbridge and Lightbridge's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of Coral's properties, books, contracts, commitments and records. During such period, Coral shall use reasonable efforts to furnish promptly to Lightbridge all other information concerning the business, properties and personnel of Coral as Lightbridge may reasonably request. Coral will use all reasonable efforts to cause its management and independent auditors to facilitate on a timely basis
(a) the preparation of financial statements (including pro forma financial statements if required) as required by Lightbridge to comply with applicable SEC regulations in connection with the Registration Statement or otherwise and (b) the review of any Coral audit or review work papers for any of the past three fiscal years or any portion of the current fiscal year, including the examination of selected interim financial statements and data.

    Section 5.5. CONFIDENTIALITY.

      5.5.1. For purposes of this Section 5.5, a "party" shall refer to (a) Coral and (b) together, Lightbridge and Acquisition Corp. Each party shall treat as confidential, and shall cause its accountants, counsel and other representatives to treat as confidential, all documents and information concerning the other party furnished by the other party to such party (including documents and information furnished prior to the date hereof) in connection with the transactions contemplated by this Agreement, except to the extent that such information or documents: (i) at the time of its disclosure to the receiving Party by or on behalf of the disclosing party is already known or available to the receiving party, provided that the receiving party is not subject to similar restrictions of confidentiality as set forth herein with a third party with respect to such information; (ii) is or becomes known or available to the public other than as a result of an unauthorized disclosure by the receiving party or its directors, officers, employees, agents or representatives; (iii) is or becomes known or available to the receiving party without similar restrictions of confidentiality as set forth herein from a source other than the disclosing party, provided that such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with, or other obligation of secrecy to, the disclosing party that would prohibit such disclosures to the receiving party by such other party; (iv) is independently generated by the receiving party and not derived from confidential information; or (v) is required to be disclosed by the receiving party by law, regulation, court order or other legal process. Subject to the foregoing, each party will not release or disclose such information or documents to any Person other than its representatives in connection with this Agreement and will not use such information for purposes other than as contemplated by this Agreement. In the event of the termination of this Agreement, each party hereto shall, and shall cause its representatives to, deliver to the other party the originals of all documents obtained by such party or on behalf of such party from the other party in connection with this Agreement, whether so obtained before or after the execution hereof, and such party shall, and shall cause its representatives to, destroy all copies thereof.

      5.5.2. Except as contemplated by Section 5.6, no party shall disclose to any Person (other than the party's representatives) any information regarding the transactions contemplated by this Agreement, including the existence and terms of this Agreement.

      5.5.3. The agreements contained in this Section 5.5 shall survive any termination of this Agreement and remain in effect for a period of five years from the date hereof.

    Section 5.6. PUBLIC DISCLOSURE. Any press release or other public disclosure of information regarding the transactions contemplated by this Agreement (including the existence and terms of this Agreement) shall be developed by Lightbridge, subject to the approval of Coral, which approval shall not be unreasonably withheld, and subject to the obligations of the parties to comply with applicable law.

    Section 5.7. EXCLUSIVITY. Coral shall not, nor shall it permit any of its representatives to, directly or indirectly, (a) solicit, initiate or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any Person (other than Lightbridge) or any group of Persons concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving such party (a "Transaction") or (b) enter into any agreement to effect, or effect, any Transaction (other than the transactions contemplated hereby). Coral shall immediately notify Lightbridge in writing of any proposed Transaction, including a summary of the material terms of any offer made or proposed in connection therewith.

    Section 5.8. STATE STATUTES. Lightbridge shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions of the United States that are applicable in connection with the Merger. Coral shall use its best efforts to assist Lightbridge as may be necessary to comply
with such laws.   If any state takeover law shall become applicable to the
transactions contemplated by this Agreement, Lightbridge and its board of directors or Coral and its board of directors, as the case may be, shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

    Section 5.9. TAX MATTERS. At or prior to the Closing, Coral and Lightbridge shall execute and deliver to Cooley Godward LLP and to Foley, Hoag & Eliot LLP tax representation letters and continuity of interest certificates reasonably satisfactory to each such counsel, which tax representation letters and continuity of interest certificates will be used in connection with the opinions contemplated by Sections 6.2.8 and 6.3.4. Each of Coral, Lightbridge and Acquisition Corp. shall not, before or after the Effective Time, purposefully take any action or fail to take any action that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Code section 368(a).

    Section 5.10. OPTIONS AND WARRANTS.

      5.10.1. On the Closing Date, Lightbridge shall file a registration statement on Form S-8 with the SEC covering the shares of Lightbridge Common issuable upon exercises of the Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (or file and maintain the effectiveness of a successor registration statement covering such shares) for so long as such Options remain outstanding.

      5.10.2. Within fifteen days after the Closing Date, Lightbridge shall send to each record holder of a Warrant (a) a notice stating that Lightbridge has assumed the obligations of Coral under such Warrant and that, as of the Effective Time, such Warrant is exercisable to purchase Lightbridge Common and (b) an agreement providing that, to the extent not already contemplated by the terms of such Warrant, as of the Effective Time the purchase price payable upon any exercise of such Warrant may, at the election of the record holder of such Warrant, be paid pursuant to a "cashless" exercise, on the terms set forth in such agreement.

    Section 5.11. EXPENSES. If the Merger is not consummated, each party will be and remain responsible for its costs and expenses, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants, and the costs incurred in seeking necessary consents, in connection with the acquisition of Coral by Lightbridge. In the event the Merger is completed, (a) Lightbridge and Acquisition Corp. will be and remain responsible for their costs and expenses and (b) the Stockholders will be and remain responsible for their costs and expenses, as well as the costs and expenses of Coral arising prior to the Closing in connection with the Merger, except that Lightbridge will be responsible for a total of $500,000 of fees of Broadview Associates LLC incurred by Coral in connection with the Merger. Any obligations of the Stockholders pursuant to clause (b) above (the "Offset Expenses") shall be set forth in the Schedule and shall be deemed to have been paid by a decrease in the Aggregate Share Number as contemplated in Section 1.4.4.

    Section 5.12. OTHER AGREEMENTS.  Exhibit A sets forth under the heading
                                     ---------
"Affiliates" the names of those persons who, in Coral's reasonable judgment, are "affiliates" of Coral within the meaning of Rule 145 under the Securities Act. Coral shall provide Lightbridge with such information and documents as Lightbridge may reasonably request for purposes of reviewing such list. Coral will use all reasonable efforts to cause the individuals party thereto to (a) enter into the Affiliate's Agreements, the Employment Agreements and the Non-Competition Agreement on or before the Closing Date and (b) cause each of the Coral Stockholders Agreements to be terminated on or before the Closing Date. Coral shall, to the extent it reasonably determines to be desirable, use reasonable efforts to enter into agreements, in each case in a form reasonably satisfactory to Lightbridge, with respect to the termination prior to the date hereof of each of the employees specified in the supplemental employee settlement letter dated as of the date hereof between Lightbridge and Coral, provided that if any such agreement is not entered with such an employee prior to the Closing Date, Coral and Lightbridge shall negotiate in good faith to agree upon an amount to be recorded as a liability on the Final Balance Sheet with respect to the termination of such employee.


    Section 5.13. NASDAQ. After the Final Adjustment Amount has been determined pursuant to Section 1.10 and, in any event, by no later than six months following the Closing Date, Lightbridge shall use all reasonable efforts to cause all of the shares of Lightbridge Common issuable in the Merger or upon exercise of the Options and the Warrants after the Effective Time to be approved for quotation on the Nasdaq National Market. Lightbridge shall comply in all material respects with all rules and regulations of the Nasdaq Stock Market, Inc. applicable to Lightbridge in connection with the Merger.

    Section 5.14. INDEMNIFICATION OF CORAL'S OFFICERS AND DIRECTORS. After the Effective Time, Lightbridge shall take no action that would impair any rights to indemnification that Coral's officers and directors may have under the Coral Charter or the Coral Bylaws with respect to stockholder claims arising out of events prior to the Effective Time.

    Section 5.15. PATENT INTERFERENCE PROCEEDING. Coral shall proceed with the prosecution of the patent interference proceeding referenced in Section 2.8 of the Schedule (the "Interference"). To the extent feasible, Coral shall seek one or more extensions of the filing deadline for the Interference. Lightbridge shall have the right to identify the counsel (the "Interference Counsel") responsible for prosecuting the Interference on behalf of Coral, subject to the approval of Coral, which approval shall not be unreasonably withheld. Lightbridge and the Interference Counsel shall be responsible for determining the manner in which to proceed in the Interference, including the identification and preparation of documents to be filed in the Interference; provided, however, that (a) Lightbridge and the Interference Counsel shall consult with Coral from time to time and as reasonably requested by Coral and shall advise Coral of the progress of the Interference and (b) the final form of the filing with respect to the Interference shall be subject to the approval of Coral, which consent shall not be unreasonably withheld or delayed. In connection with the Interference, Coral shall (i) render to Interference Counsel such assistance as such Interference Counsel may reasonably request, (ii) make Coral's attorneys and other representatives available to the Interference Counsel and (iii) provide the Interference Counsel with copies of all books, records and other information relating to the patents that are the subject of the Interference. The fees and expenses of the Interference Counsel shall be considered, for purposes of this Agreement, to be expenses incurred by Lightbridge in connection in with this Agreement. In the event that this Agreement is terminated pursuant to Section 8.1, Lightbridge agrees that Coral may, in its discretion and at its expense, elect to have the Interference Counsel continue to represent Coral in the Interference after the date of termination. Nothing in this Section 5.15 shall be deemed to require Coral to take any action that would waive any attorney-client or attorney work product privilege in any material respect, after giving effect to any "common interests" or other legal doctrine that may apply to Coral and Lightbridge.

    Section 5.16. LEGENDS.   Each stock certificate for shares of Lightbridge
Common to be delivered to the Stockholders named under the heading "Affiliates" in Exhibit A will be imprinted with a legend in substantially the following
   ---------
 form:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AFFILIATE'S AGREEMENT DATED [INSERT CLOSING DATE] BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH WILL BE PROVIDED BY THE COMPANY TO ANY HOLDER OF THIS CERTIFICATE UPON REQUEST.

    Section 5.17. CONSENTS; FURTHER ASSURANCES. The parties shall use all commercially reasonable efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the taking of any action contemplated by this Agreement. No party shall take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions precedent set forth in Article 6 not being satisfied. At any time and from time to time after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments or transfer or assignment, files, books and records, and to do all such further acts and things, as may be reasonably required to carry out the transactions contemplated hereby.

    Section 5.18. UPDATES OF SCHEDULE. Coral may, from time to time after the date hereof but not later than five days before the Closing Date, prepare and deliver to Lightbridge updates under one or more Sections of the Schedule disclosing any changes thereto required in respect of matters not known to Coral on or prior to the date hereof. In the event the Closing does not occur, the initial Schedule shall constitute the Schedule to be used in determining any inaccuracy in, or breach of, any representations or warranties of Coral pursuant to Section 8.2. In the event the Closing occurs, the final version of the Schedule as of the Closing Date shall supersede the initial Schedule and shall constitute the definitive Schedule for all purposes of Article 7.

                       ARTICLE 6.  CONDITIONS PRECEDENT

    Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such party:

      6.1.1 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of the Stockholders under Delaware Law.

      6.1.2. REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

      6.1.3. GOVERNMENT APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under applicable federal and state securities laws, shall have been filed, occurred or been obtained.

      6.1.4. SEC DOCUMENTS. The Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, as of the Closing Date.

      6.1.5. LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Coral's or Lightbridge's board of directors, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      6.1.6. STATUTES. No statute, rule or regulation shall have been enacted by any Governmental Entity that (a) makes the consummation of the transactions contemplated by this Agreement illegal, (b) prohibits Lightbridge's ownership or operation of all or a material portion of the business or assets of Coral, or compels Lightbridge to dispose of or hold separate all or a material portion of the business or assets of Coral, as a result of the transactions contemplated by this Agreement, or (c) renders Lightbridge or Coral unable to consummate the transactions contemplated by this Agreement.

      6.1.7. THIRD-PARTY APPROVALS. There shall have been obtained consents or approvals required from third parties relating to (a) Contracts listed under
   Section 2.10 of the Schedule and marked with an asterisk and (b) contracts, agreements, licenses, leases and other instruments to which Lightbridge is a party or by which it is bound, to the extent that such contracts, agreements, licenses, leases and other instruments are material to the business of Lightbridge.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF LIGHTBRIDGE AND ACQUISITION CORP. The obligations of Lightbridge and Acquisition Corp. to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Lightbridge:

      6.2.1. REPRESENTATIONS, WARRANTIES AND PERFORMANCE OF CORAL. The representations and warranties of Coral set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date. Coral shall have performed in all material respects all obligations required to be performed under this Agreement prior to the Closing Date by such parties. Since June 30, 1997, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a Coral Material Adverse Effect, and the Closing, itself, will not cause any default under any material contract to which Coral is a party or otherwise have an Coral Material Adverse Effect. Lightbridge shall have received a certificate signed by the chief executive officer and chief financial officer of Coral confirming the preceding three sentences.

      6.2.2. FINAL SCHEDULES. The amendments, if any, to the Schedule pursuant to Section 5.18 shall be reasonably satisfactory in form and substance to Lightbridge.

      6.2.3. OTHER AGREEMENTS. Each of the parties thereto, other than Lightbridge and Acquisition Corp., shall have entered into the following agreements:

          (a)  the Certificate of Merger;

          (b) Affiliate's Agreements, dated as of the Closing Date, of each Stockholder named under the heading "Affiliates" in Exhibit A,
                                                                  ----------
            each such Affiliate's Agreement to be in the form of Exhibit E;
                                                                 ---------

          (c) Employment Agreements, dated as of the Closing Date, among Coral, Lightbridge and each of John Fraser and Timothy Hayes in the form of Exhibit F (the "Employment Agreements");
                 ---------

          (d) Non-Competition Agreement, dated as of the Closing Date, among Coral, Lightbridge and Eric A. Johnson in the form of Exhibit G
                                                                    ---------
              (the "Non-Competition Agreements"); and

          (e) an Escrow Agreement, dated as of the Closing Date (the "Escrow Agreement"), among Lightbridge, Coral, the Holders' Agent and the Escrow Agent, in the form of Exhibit H.
                                           ---------

      6.2.4. CORAL STOCKHOLDERS AGREEMENTS. There shall have been obtained all consents or agreements necessary to terminate, effective no later than the Closing Date, each of the Coral Stockholders Agreements.

      6.2.5. OPINION OF GENERAL COUNSEL FOR CORAL. Lightbridge shall have received an opinion dated as of the Closing Date of the general counsel for Coral, substantially in the form of Exhibit I.
                                       ---------

      6.2.6. OPINION OF SPECIAL COUNSEL FOR CORAL. Lightbridge shall have received an opinion dated as of the Closing Date of Cooley Godward LLP, special counsel for Coral, substantially in the form of Exhibit J.
                                                           ---------

      6.2.7. OPINION OF PATENT COUNSEL FOR CORAL. Coral shall have received a patent non-infringement opinion dated as of the Closing Date of Holme Roberts & Owen LLP, patent counsel for Coral, in a form reasonably satisfactory to Lightbridge.

      6.2.8. OPINION OF COUNSEL FOR LIGHTBRIDGE. Lightbridge shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP (or, if such counsel fails to deliver the opinion, of Cooley Godward LLP) to the effect that the Merger will constitute a reorganization within the meaning of Code section 368(a).

      6.2.9. DISSENTERS. Holders of no more than five percent of the outstanding shares of Coral Capital Stock, computed on an as-converted basis, shall have exercised, nor shall they have any continued right to exercise, appraisal or similar rights under Delaware Law with respect to their shares by virtue of the Merger.

      6.2.10. REPAYMENT OF INSIDER LOANS. All loans payable to Coral from any of its officers, directors or employees shall have been repaid in full.

      6.2.11. FIRPTA COMPLIANCE. Coral shall deliver to Lightbridge a properly executed statement in a form reasonably acceptable to Lightbridge for purposes of satisfying Lightbridge's obligations under Treasury Regulation
   Section 1.1445-2(c)(3).

      6.2.12. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement, and all certificates and documents delivered to Lightbridge pursuant to this Section
   6.2 or otherwise reasonably requested by Lightbridge, shall be reasonably satisfactory to Lightbridge and its counsel.

      6.2.13. CINCINNATI BELL INFORMATION SYSTEMS INC. Coral and Cincinnati Bell Information Systems Inc. shall have amended their existing agreements in a manner reasonably satisfactory to Lightbridge.

    Section 6.3. CONDITIONS TO OBLIGATIONS OF CORAL. The obligations of Coral to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Coral:

      6.3.1. REPRESENTATIONS, WARRANTIES AND PERFORMANCE OF LIGHTBRIDGE. The representations and warranties of Lightbridge and Acquisition Corp. set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date. Lightbridge and Acquisition Corp. shall have performed in all material respects all obligations required to be performed under this Agreement prior to the Closing Date by such parties. Since June 30, 1997, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a Lightbridge Material Adverse Effect, and the Closing, itself, will not cause any default under any material contract to which Lightbridge or Acquisition Corp. is a party or otherwise have an Lightbridge Material Adverse Effect. Coral shall have received a certificate signed by the chief executive officers and chief financial officers of Lightbridge and Acquisition Corp. confirming the preceding three sentences.

      6.3.2 OTHER AGREEMENTS. Lightbridge shall have entered into the Escrow Agreement.

      6.3.3. OPINION OF COUNSEL FOR LIGHTBRIDGE AND ACQUISITION CORP. Coral shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP, counsel for Lightbridge and Acquisition Corp., substantially in the form of Exhibit K.
               ---------

      6.3.4. OPINION OF SPECIAL COUNSEL FOR CORAL. The Stockholders shall have received an opinion dated as of the Closing Date of Cooley Godward LLP (or, if such counsel fails to deliver the opinion, of Foley, Hoag & Eliot LLP) to the effect that the Merger will constitute a reorganization within the meaning of Code section 368(a).

   ARTICLE 7.  INDEMNIFICATION

    Section 7.1. AGREEMENT TO INDEMNIFY. Subject to the limitations set forth herein, the Stockholders hereby jointly and severally indemnify and agree to defend and hold harmless Lightbridge and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) against and in respect of any and all claims, costs, losses, expenses, liabilities or other damages, including interest and penalties (collectively "Damages"), that Lightbridge or the Surviving Corporation (or such affiliates, officers, directors, employees, representatives and agents) shall suffer or incur, whether liquidated or unliquidated, accrued or contingent, by reason of or otherwise arising out of:

   (a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty contained in this Agreement, including the Schedule hereto or any certificates delivered by Coral pursuant to this Agreement, in each case as each such representation or warranty (other than the representation and warranty contained in the certificate delivered pursuant to Section 6.2.1 confirming the statements made in the third sentence of Section 6.2.1) would read if all qualifications as to materiality or Coral Material Adverse Effects were deleted therefrom, provided that this clause(a) shall not apply to any representation or warranty made in Section 2.4.1 with respect to the Employment Agreements or the Non-Competition Agreement;

   (b) any breach of any covenant, agreement or obligation of Coral contained in this Agreement;

   (c) any monetary payment required to be made by the Surviving Corporation after the Closing Date that (i) arises out of Contracts between Coral and AirTouch Communications, Inc., Cincinnati Bell Information Systems Inc. or any of their respective affiliates, (ii) relates to events occurring or facts in existence on or prior to the Closing Date and (iii) is not reflected on the Final Closing Balance Sheet; or

   (d) any matter set forth in the supplemental escrow letter dated as of the date hereof between Lightbridge and Coral.

The amounts for which Lightbridge and the Surviving Corporation may seek indemnification under this Article 7 shall extend to, and as used herein the term "Damages" shall include, reasonable attorneys' and accountants' fees and disbursements, costs of litigation (including court costs and fees of expert witnesses) and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors or employees) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on total indemnification set forth in Section 7.4.

    Section 7.2. SURVIVAL OF INDEMNITY. The indemnification obligations of the Stockholders pursuant to Sections 7.1(a), (b) and (c) shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to each of the Stockholders, on or prior to the date one year from the Closing Date; provided, however, that indemnification obligations of the Stockholders for breach of the representations and warranties contained in Sections 2.11 and 2.18 shall continue until the expiration of the applicable statutes of limitation and the covenants contained in Section 5.5 (to the extent of a breach by Coral's accountants, counsel and other Persons acting as representatives of Coral prior to the Effective Time) shall continue until the fifth anniversary of the date hereof. Upon expiration of such statutes, the Stockholders shall have no liability for Damages under such indemnification obligation unless Lightbridge has given written notice as required. The indemnification obligations of the Stockholders pursuant to Section 7.1(d) shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to each of the Holders' Agent, on or prior to the date eighteen month from the Closing Date.

    Section 7.3. ESCROW. At the Closing, Lightbridge, Coral, the Holders' Agent and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Lightbridge shall issue to the Escrow Agent the Escrow Shares. To the extent any of the parties named in Section 7.1 may be entitled to indemnification under Section 7.1 as a result of any Damages, Lightbridge shall be entitled to set off and apply against such Damages the Escrow Shares in accordance with the terms of the Escrow Agreement and this Article 7. Pursuant to the terms of the Escrow Agreement, the Escrow Shares shall be valued at any time, for purposes of set off against any Damages, at the Calculation Price.

    Section 7.4. ADDITIONAL PROVISIONS. The Stockholders shall have no obligation to indemnify Lightbridge or the Surviving Corporation with respect to the matters described in Section 7.1(a), (b) or (c) except to the extent that the aggregate cumulative amount of any Damages with respect to those matters exceeds $150,000. The Stockholders' liability for indemnification under this
Article 7 or otherwise by reason of or arising out of any breach by Coral of any covenant that does not survive the Closing or of any representation or warranty shall be limited as follows: (a) recovery under the Escrow Agreement shall be limited to an aggregate dollar amount equal to the number of Escrow Shares, multiplied by the Calculation Price and (b) recovery with respect to any Stockholder shall be limited to an aggregate of the product of the Calculation Price multiplied by the aggregate number of shares of Lightbridge Common which such Stockholder receives pursuant to Section 1.4. Such liability of the Stockholders for indemnification shall not be modified, waived or diminished by any examination or investigation conducted by Lightbridge of the books, records or operations of Coral. Nothing in this Article 7 or otherwise shall limit, in any manner, any remedy at law or equity, to which Lightbridge may be entitled as a result of fraud by Coral, any of the Stockholders or any employee, officer or director of Coral. Notwithstanding the foregoing, the Stockholders' liability for a misrepresentation or inaccuracy in, or breach of, the representations and warranties contained in Section 2.1 shall not be limited in any way under this
Article 7 or otherwise.

    Section 7.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations and warranties of Coral shall survive until one year after the Closing Date, except for the representations and warranties in Sections 2.11 and 2.18, which shall survive until the expiration of the applicable statutes of limitations. The representations and warranties of Lightbridge and Acquisition Corp. shall terminate immediately as of the Closing. The covenants of any party shall terminate according to the terms thereof.

                 ARTICLE 8.  TERMINATION, AMENDMENT AND WAIVER

    Section 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

   (a) by mutual written consent of Coral and Lightbridge;

   (b) by Coral or Lightbridge if the Stockholders of Coral shall have voted not to approve this Agreement and the Merger;

   (c) by Coral or Lightbridge if the Closing shall not have been occurred on or before December 31, 1997;

   (d) by Coral or Lightbridge if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order erected, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity which would make consummation of the transactions contemplated by this Agreement illegal;

   (e) by Coral if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Lightbridge or Acquisition Corp. and, if such breach is curable, such breach has not been promptly cured after written notice of such breach, or by Lightbridge if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Coral and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

   (f) by Lightbridge if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would (i) prohibit Lightbridge's or Coral's ownership or operation of all or a material portion of the business or assets of Coral or Lightbridge and its subsidiaries taken as a whole, or compel Lightbridge or Coral to dispose of or hold separate all or a material portion of the business or assets of Coral or Lightbridge, as a result of the transactions contemplated by this Agreement or (ii) render Lightbridge or Coral unable to consummate the transactions contemplated by this Agreement;

   (g) by Lightbridge if any condition to the obligation of Lightbridge and Acquisition Corp. to complete the transactions contemplated by this Agreement has not been satisfied by Coral or waived by Lightbridge;

   (h) by Coral if any condition to the obligation of Coral to complete the transactions contemplated by this Agreement has not been satisfied by Lightbridge or Acquisition Corp. or waived by Coral;

   (i) by Lightbridge if the Calculation Price shall be less than $9.5625; or

   (j) by Coral if (a) the Calculation Price shall be less than $9.5625 and, following the date of this Agreement, an event has occurred that has had a material adverse effect on the business, financial condition or results of operations of Lightbridge or (b) the Calculation Price shall be more than $15.9375.

    Section 8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by Coral or Lightbridge as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Lightbridge or Coral or their respective officers or directors, except that if such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, the other parties shall be entitled to recover from such party all fees and expenses incurred by them incident to their investigation, preparation and carrying out of the transactions contemplated hereby.

    Section 8.3. AMENDMENT. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by such corporate or other action as shall be appropriate, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                           ARTICLE 9.  MISCELLANEOUS

    Section 9.1. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service, as follows:

   To Lightbridge:  Lightbridge, Inc.
                    67 South Bedford Road
                    Burlington, Massachusetts 01803
                    Facsimile:   (617) 359-4500
                    Attention:  President and Chief Executive Officer

                    With a copy to:

                    Foley, Hoag & Eliot LLP
                    One Post Office Square
                    Boston, Massachusetts 02109
                    Facsimile: (617) 832-7000
                    Attention:  John D. Patterson, Jr.

   To Coral:        Coral Systems, Inc.
                    1500 Kansas Avenue, Suite 2E
                    Longmont, Colorado 80501
                    Facsimile: (303) 772-8230
                    Attention:  President

                    With a copy to:

                    Cooley Godward LLP
                    2595 Canyon Boulevard, Suite 250
                    Boulder, Colorado 80302
                    Facsimile: (303) 546-4099
                    Attention:  James H. Carroll

or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.

    Section 9.2. CONSTRUCTION. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

    Section 9.3. EXHIBITS AND SCHEDULE. The Exhibits to this Agreement and the Schedule are a part of this Agreement as if set forth in full herein. All references herein to Sections and Exhibits shall be deemed references to such parts of this Agreement, except as otherwise provided.

    Section 9.4. ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise; provided, however, that the Holders' Agent shall have the right to seek enforcement of the covenants of Lightbridge that extend beyond the Effective Time. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

    Section 9.5. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

    Section 9.6. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    Section 9.7. JURISDICTION AND VENUE. Each party agrees that the federal courts of the United States shall have the exclusive jurisdiction for any dispute under this Agreement.

    Section 9.8. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

    Section 9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                                 *     *     *

   In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                  Lightbridge, Inc.


                                  By: /s/ Pamela D.A. Reeve
                                     --------------------------------------
                                      President and Chief Executive Officer

                                  SeeCross Acquisition Corp.


                                  By: /s/ Pamela D.A. Reeve
                                     --------------------------------------
                                     President

                                  Coral Systems, Inc.


                                  By: /s/ Eric A. Johnson
                                     --------------------------------------
                                     Chairman

                                                                       Exhibit B
                                                                       ---------


                           Form of Voting Agreement

                               VOTING AGREEMENT

          This Voting Agreement dated as of September 9, 1997 (this "Agreement") is entered into between Lightbridge, Inc., a Delaware corporation ("Lightbridge"), and the undersigned stockholder (the "Stockholder") of Coral Systems, Inc., a Delaware corporation ("Coral"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Reorganization dated as of September 9, 1997 (the "Reorganization Agreement"), among Lightbridge, SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral.

                                   Recitals

          Concurrently with the execution of this Agreement, Lightbridge, Acquisition Corp. and Coral are entering into the Reorganization Agreement, which provides for the merger (the "Merger") of Acquisition Corp. with and into Coral. Pursuant to the Merger, shares of Coral Capital Stock will be converted into the right to receive shares of Lightbridge Common and Options and Warrants of Coral will become exercisable (if and when vested) to acquire shares of Lightbridge Common, all on the basis described in the Reorganization Agreement.

          The Stockholder is the record and beneficial holder, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of such numbers of outstanding shares of classes of Coral Capital Stock as are indicated on the final page of this Agreement. In addition, the Stockholder holds Options and Warrants to purchase such numbers of shares of Coral Capital Stock as are indicated on the final page of this Agreement.

          As a material inducement to enter into the Reorganization Agreement, Lightbridge desires the Stockholder to agree, and the Stockholder is willing to enter into and be bound by this Agreement pursuant to which the Stockholder agrees, to vote the Shares (as defined below) and such other shares of Coral Capital Stock over which the Stockholder has voting power so as to facilitate consummation of the Merger.

          Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Lightbridge and the Stockholder agree as follows:


Section 1.  Agreement to Vote Shares

      1.1.  Definitions.  For purposes of this Agreement:

            (a) the term "Shares" shall mean all issued and outstanding shares of Coral Capital Stock owned of record or beneficially (over which beneficially owned shares the Stockholder exercises voting power) by the Stockholder as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Coral called for the purpose of voting on the matters referred to in Section 1.2 or
      (ii) to take action by written consent of the stockholders of Coral with respect to the matters referred to in Section 1.2; and

            (b) the term "New Shares" shall mean any and all shares of Coral Capital Stock that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (over which beneficially-owned shares the Stockholder exercises voting power) after the execution of this Agreement and prior to the date of termination of this Agreement.

      1.2. Voting Agreement. At every meeting of the stockholders of Coral called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Coral with respect to any of the following, the Stockholder shall cause the Shares and any New Shares to be voted in favor of the approval of the Reorganization Agreement and the Merger. The Stockholder agrees not to take any action contrary to the Stockholder's obligations under this Agreement.


Section 2.  Irrevocable Proxy

      Concurrently with the execution of this Agreement, the Stockholder is delivering to Lightbridge an irrevocable proxy in the form attached hereto as
Exhibit 1 (the "Proxy").
---------

Section 3.  Consent and Waiver

      The Stockholder (other than in any capacity as a director or officer of Coral) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may otherwise have.


Section 4.  Representations, Warranties and Covenants of the Stockholder

      The Stockholder hereby represents, warrants and covenants to Lightbridge as follows:

      4.1. Ownership of Shares. The Stockholder: (a) is the owner of the shares of Coral Capital Stock, and the Options and Warrants to purchase shares of Coral Common, indicated on the final page of this Agreement, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances;
(b) does not beneficially own any securities of Coral other than the shares of Coral Capital Stock, and the Options and Warrants to purchase shares of Coral Common, indicated on the final page of this Agreement; and (c) has full power and authority to make, enter into and carry out the terms of this Agreement.

      4.2. Proxy Solicitations. The Stockholder will not, and will not permit any entity under the Stockholder's control to: (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any proposal that may come before the stockholders of Coral for a vote; or (b) initiate a stockholders' vote or action by consent of Coral stockholders with respect to such a proposal.

Section 5.  Additional Documents

      Lightbridge and the Stockholder hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Lightbridge or the Stockholder, as the case may be, to carry out the intent of this Agreement.

Section 6.  Term

      This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (a) the Effective Time, which is the date and time at which the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, and (b) such date and time as the Reorganization Agreement shall have been duly terminated pursuant to Section 8.1 thereof.

Section 7.  Specific Performance; Injunctive Relief

      The parties hereto acknowledge that Lightbridge will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Lightbridge upon any such violation, Lightbridge shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Lightbridge at law or in equity.

Section 8.  Miscellaneous

      8.1. Amendments. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

      8.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service and shall be effective upon receipt if addressed or sent as follows:

      To Lightbridge:     Lightbridge, Inc.
                          67 South Bedford Road
                          Burlington, Massachusetts 01803
                          Fax:  (781) 359-4500
                          Attention: President and Chief Executive Officer

                          With a copy to:

                          Foley, Hoag & Eliot LLP
                          One Post Office Square
                          Boston, Massachusetts 02109
                          Facsimile: (617) 832-7000
                          Attention:  Mark L. Johnson

      To the Stockholder: at the address for notice set forth on the last page hereof

                          With a copy to:


                          Cooley Godward LLP
                          2595 Canyon
                          Boulevard, Suite 250
                          Boulder, Colorado 80302
                          Facsimile: (303) 546-4099
                          Attention:  James H. Carroll

or to such other address or person as may be designated in writing by a party, by a notice given to the others as aforesaid.

      8.3. Construction. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

      8.4. Entire Agreement, Assignability, etc. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and (c) shall not be assignable by operation of law or otherwise. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person, except as expressly provided herein (including in the Proxy), and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      8.5. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      8.6. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      8.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


                                 *     *     *

      In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.


                            Lightbridge, Inc.


                            By:
                               -------------------------------------------------
                               President and Chief Executive Officer

                            Name of Stockholder (please print):


                            ----------------------------------------------------

                            By:
                               -------------------------------------------------
                               If Stockholder is an entity, please print:
                               Name of Signer:__________________________________
                               Title of Signer:_________________________________


                            Stockholder's Address for Notice (please print):


                            ----------------------------------------------------

                            ----------------------------------------------------

                            ----------------------------------------------------


                                          Outstanding Shares of Coral Common
                            --------------
                                          Outstanding Shares of Coral Series A
                            --------------
                                          Outstanding Shares of Coral Series B
                            --------------
                                          Outstanding Shares of Coral Series C
                            --------------
                                          Shares of Coral Common subject to
                            --------------Options

                                          Shares of Coral Common subject to
                            --------------Warrants

                                                                       Exhibit 1
                                                                       ---------


                               Irrevocable Proxy

          The undersigned stockholder of Coral Systems, Inc., a Delaware corporation ("Coral"), hereby irrevocably (to the extent permitted by Section 212 of the Delaware General Corporation Law) appoints Pamela D.A. Reeve, William
G. Brown and Mark L. Johnson, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned's rights with respect to the voting of the Shares and New Shares (each as defined in the Voting Agreement of even date herewith between Lightbridge, Inc. and the undersigned) on the matters described below (and on no other matter), until such time as the Agreement and Plan of Reorganization of even date herewith (the Reorganization Agreement") among Lightbridge, Inc., SeeCross Acquisition Corp. and Coral shall be terminated in accordance with its terms or the Merger (as defined in the Reorganization Agreement) becomes effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and New Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

          This proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law and Section 10 of the Bylaws of Coral), is granted pursuant to the Voting Agreement and is granted in consideration of Lightbridge, Inc. entering into the Reorganization Agreement. The attorneys and proxies named above will be empowered at any time prior to the earlier of termination of the Reorganization Agreement and the date on which the Merger becomes effective to exercise all voting rights (including the power to execute and deliver written consents with respect to the Shares and New Shares) of the undersigned at every annual, special or adjourned meeting of Coral's stockholders, and in every written consent in lieu of such a meeting, or otherwise, to vote the Shares in favor of the approval of the Reorganization Agreement and the Merger.

          The attorneys and proxies named above may only exercise this proxy to vote the Shares and New Shares subject hereto at any time prior to the earlier of termination of the Reorganization Agreement and the time and date at which the Merger becomes effective, at every annual, special or adjourned meeting of the stockholders of Coral and in every written consent in lieu of such meeting, in favor of approval of the actions described above. The undersigned may vote the Shares and New Shares on all other matters.

          Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: September 9, 1997


                                 [Name of Stockholder]


                                 By:
                                    ---------------------------------------
                                 Name:
                                      -------------------------------------
                                 Title:
                                       ------------------------------------

                                                                       Exhibit E
                                                                       ---------










                         Form of Affiliate's Agreement

                             AFFILIATE'S AGREEMENT

     This Affiliate's Agreement dated as of __________, 1997 (this "Agreement") is entered into among Lightbridge, Inc. a Delaware corporation ("Lightbridge"), Coral Systems, Inc., a Delaware corporation ("Coral"), and the undersigned (the "Affiliate"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Reorganization dated as of September 9, 1997 (the "Reorganization Agreement"), among Lightbridge, SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral.

                                    Recitals

     Lightbridge, the Acquisition Corp. and Coral have entered into the Reorganization Agreement, pursuant to which Lightbridge will become the sole stockholder of Coral through a merger of Acquisition Corp. with and into Coral (the "Merger"). Pursuant to the Merger, shares of Coral Capital Stock, including any shares then owned by the Affiliate, will be converted into the right to receive shares of Lightbridge Common and Options and Warrants of Coral, including any Options and Warrants then held by the Affiliate, will become exercisable (if and when vested) to acquire shares of Lightbridge Common, all on the basis described in the Reorganization Agreement.

     The Affiliate has been advised that the Affiliate may be deemed to be an "affiliate" of Coral, as the term "affiliate" is used for purposes of paragraphs
(c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein shall be construed as an admission by the Affiliate that the Affiliate is in fact an affiliate of Coral.

     The execution and delivery of this Agreement by the Affiliate is a material inducement to Lightbridge to enter into the Reorganization Agreement.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Lightbridge, Coral and the Affiliate agree as follows:

Section 1.  Acknowledgments by Affiliate

     The Affiliate acknowledges and understands that the representations, warranties and covenants by the Affiliate set forth herein will be relied upon by Lightbridge, Coral and their respective affiliates and counsel and that substantial losses and damages may be incurred by these persons if the Affiliate's representations, warranties or covenants are breached. The Affiliate has carefully read this Agreement and the Reorganization Agreement and has had an opportunity to discuss the requirements of this Agreement with the Affiliate's professional advisors, who are qualified to advise the Affiliate with regard to such matters.

Section 2.  Compliance with Rule 145 and the Securities Act

     2.1. The Affiliate has been advised that the issuance of shares of Lightbridge Common to the Affiliate in connection with the Merger has been or will be registered with the SEC under the Securities Act on a registration statement on Form S-4. The Affiliate has also been advised that, since at the time the Merger is to be submitted for a vote of the stockholders of Coral the Affiliate may be deemed to be an affiliate of the Company and the distribution by the Affiliate of any shares of Lightbridge Common will not have been registered under the Act, the Affiliate agrees not to sell, transfer or otherwise dispose of any Lightbridge Common issued to the Affiliate in the Merger (the "Restricted Securities") unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities

Act, (c) an authorized representative of the SEC takes the position in writing to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position ("No Action Correspondence") is delivered to Lightbridge, or (d) the Affiliate delivers to Lightbridge a written opinion of counsel, reasonably acceptable to counsel to Lightbridge in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     2.2. The undersigned understands that the provisions of Rule 145 restrict the undersigned's public resales of Restricted Securities until such time as the undersigned has "beneficially owned" (within the meaning of Rule 144(d) of the Securities Act) the Restricted Securities for a period of at least one year (or in some cases two years) and thereafter if and for so long as the undersigned is an affiliate of Lightbridge. The undersigned may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(2) if the undersigned has beneficially owned the Restricted Securities for at least one year and is not an affiliate of Lightbridge and Lightbridge meets the public information requirements of Rule 144(c). The undersigned may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if the undersigned has beneficially owned the Restricted Securities for at least two years and is not, and has not been for at least three months, an affiliate of Lightbridge.

     In addition, in any resale pursuant to Rule 145(d)(2), the undersigned must also comply with the provisions of Rule 144. In general, Rule 144 permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. The undersigned understands that before the shares of Lightbridge Common issued in respect thereof may be resold under Rule 144, the following conditions must be fulfilled: (i) certain public information about Lightbridge must be available, (ii) the sale must occur at least one year after the undersigned acquired the shares of Lightbridge Common,
(iii) the sale must be made in a broker's transaction and (iv) the number of shares of Lightbridge Common sold must not exceed certain specified volume limitations.

     Unless and until the restriction "cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) become available, public resales of Restricted Securities may only be made by the undersigned pursuant to an effective registration statement under the Securities Act.

     2.3. The undersigned also understands restrictive legends referencing the restrictions described in Section 2 hereof shall be printed on any certificates with respect to the shares of Lightbridge Common (or any other document or instrument evidencing ownership thereof).

Section 3.  Exchange Act Reports

     Lightbridge intends to file on a timely basis, from and after the Effective Time and as long as is necessary in order to permit the Affiliate to sell Lightbridge Common held by the Affiliate pursuant to Rule 145, all reports required to be filed by it pursuant to the Exchange Act, and currently intends to otherwise make available adequate information regarding Lightbridge in such manner as may be required to satisfy the requirements of Rule 144(c) under the Securities Act as now in effect.

Section 4.  Specific Performance

     The Affiliate agrees that Lightbridge will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Affiliate set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Lightbridge upon any such violation, Lightbridge shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Lightbridge at law or in equity.

Section 5.  Miscellaneous.

     5.1. Termination. Notwithstanding any other provision contained herein, this Agreement and all obligations of the Affiliate hereunder shall terminate upon the termination of the Reorganization Agreement in accordance with its terms.

     5.2. Amendments. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

     5.3. Construction. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

     5.4. Successors. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective heirs, executors, administrators, trustees, and personal and other representatives.

     5.5. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     5.6. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof.

     5.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                   Lightbridge, Inc.


                                   By:
                                      ------------------------------------------
                                      President and Chief Executive Officer

                                   Coral Systems, Inc.


                                   By:
                                      ------------------------------------------
                                      President

                                   [Name of Stockholder]


                                   By:
                                      ------------------------------------------

                                   Name:
                                        ----------------------------------------

                                   Title:
                                         ---------------------------------------

                                                                       Exhibit F
                                                                       ---------



                         Form of Employment Agreements

                             EMPLOYMENT AGREEMENT

     This Employment Agreement dated as of ________________, 1997 (this "Agreement") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), Coral Systems, Inc., a Delaware corporation ("Coral"), and ______________ (the "Employee").

                                   Recitals

     As of the date hereof, Lightbridge is acquiring all of the outstanding shares of capital stock of Coral pursuant to an Agreement and Plan and Reorganization dated as of September 9, 1997 among Lightbridge, SeeCross Acquisition Corp. and Coral.

     The Employee possesses an intimate knowledge of the business and affairs of Coral and its policies, methods, personnel and operations.

     From and after the date hereof, the Employee is willing to commit himself to serve Coral upon the terms and conditions set forth herein.

     Now, Therefore, Lightbridge, Coral and the Employee hereby agree as follows:

Section 1. Employment

     Coral shall employ the Employee, and the Employee hereby accepts employment, on the terms and conditions set forth in this Agreement. The Employee's title at the start of this Agreement shall be _______________ of Coral. As such, the Employee shall report directly to Coral's board of directors. At all times during the Term (as defined in Section 6), the Employee shall use commercially reasonable efforts to perform his employment duties to the best of his skill and ability. Subject to any business travel that the Employee's duties from time to time may require, the Employee shall perform his employment duties at Coral's principal office, provided that such office shall be located in Longmont, Colorado, or within fifty miles thereof. The Employee agrees that in the rendering of all services to Coral and in all aspects of his employment as a senior level employee of Coral, he will comply in all material respects with all directives, policies, standards and regulations from time to time established by the board of directors of Coral to the extent they do not conflict with this Agreement.

Section 2.  Salary

     2.1. During the term of this Agreement, Coral shall pay the Employee a regular salary for his employment as described in Section 1, payable in accordance with Coral's standard schedule for salary payments to its employees (but no less frequently than monthly) in arrears, in equal installments at an annual rate equal to $__________. At the beginning of each fiscal year, the board of directors of Coral shall consider in its discretion increases in the Employee's salary.

     2.2. Lightbridge shall grant to the Employee as of the date hereof an incentive stock option to purchase __________ shares of common stock, $.01 par value, of Lightbridge pursuant to the Lightbridge, Inc. 1996 Incentive and Nonqualified Stock Option Plan. Such option shall be delivered to the Employee promptly after the execution and delivery of this Agreement.

Section 3.  Expenses

     Coral shall reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with his employment by Coral, including expenses of travel and entertainment. Coral shall promptly reimburse the Employee for all such expenses upon presentation of appropriate vouchers, receipts and other supporting documents as reasonably required by it.

Section 4.  Benefits

     During the Term, the Employee shall be entitled to participate in or receive benefits under any group life, hospitalization or disability plan, health and dental care program, 401(k) plan, pension plan, vacation policy or similar benefit plans or arrangements generally made available to Coral employees by Coral or Lightbridge, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

Section 5.  Non-Competition Agreement

     Contemporaneously herewith, the Employee is executing and delivering to Coral a Non-Competition Agreement in the form attached hereto as Exhibit 1. The terms of such agreement are hereby incorporated and made a part of this Agreement, as if set forth herein.

Section 6.  Term and Termination

     Coral shall retain the Employee, and the Employee shall serve in the employ of Coral, in accordance with the terms of this Agreement for the period (the "Term") from the date hereof until the date on which this Agreement is terminated as provided herein. This Agreement may be terminated:

     (a) by either Coral or Lightbridge, upon sixty days' prior written notice to the Employee; or

     (b) by the Employee, upon sixty days' prior written notice to both Coral and Lightbridge.

Section 7.  Miscellaneous

     7.1. Amendments. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

     7.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service and shall be effective upon receipt if addressed or sent as follows:

To Lightbridge:  Lightbridge, Inc.
                 67 South Bedford Road
                 Burlington, Massachusetts 01803
                 Fax: (781) 359-4500
                 Attention: President and Chief Executive Officer

To Coral:        Coral Systems, Inc.
                 1500 Kansas Avenue, Suite 2E
                 Longmont, Colorado 80501
                 Fax:  (303) 772-8230
                 Attention:  Chief Executive Officer

To Employee:     [Name of Employee]
                 [Address]
                 Fax:

or to such other address or person as may be designated in writing by a party, by a notice given to the others as aforesaid.

     7.3. Construction. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

     7.4. Entire Agreement, Assignability, etc. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

     7.5. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     7.6. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof.

     7.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                 Lightbridge, Inc.


                                 By:__________________________________________
                                    President and Chief Executive Officer

                                 Coral Systems, Inc.


                                 By:__________________________________________
                                    President

                                 Employee


                                 _____________________________________________
                                   [Name of Employee]

                                                                       Exhibit 1
                                                                       ---------


                           NON-COMPETITION AGREEMENT

     This Non-Competition Agreement dated as of ______________, 1997 (this "Agreement") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), Coral Systems, Inc., a Delaware corporation ("Coral"), and ______________ (the "Employee").

                                    Recitals

     As of the date hereof, Lightbridge is acquiring all of the outstanding shares of capital stock of Coral pursuant to an Agreement and Plan and Reorganization dated as of September 9, 1997 among Lightbridge, SeeCross Acquisition Corp. and Coral

     The Employee possesses an intimate knowledge of the business and affairs of Coral and its policies, methods, personnel and operations.

     Now, Therefore, Lightbridge, Coral and the Employee hereby agree as follows:


Section 1.  Covenants Not to Compete

     The Employee agrees that Coral and Lightbridge would be irreparably injured if the Employee were to enter into a business activity in competition with the Restricted Business in a Restricted Territory (both as hereinafter defined) at any time during the term of the Employee's employment and for two years thereafter (the "Restricted Period"). Accordingly, in order to induce Lightbridge and Coral to consummate the transactions contemplated with respect to Lightbridge's acquisition of the capital stock of Coral and to induce Coral and Lightbridge to enter into the Employment Agreement, and of the consideration payable under the Employment Agreement, the Employee agrees that during the Restricted Period, he will not directly or indirectly engage in (whether as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, company, partnership, corporation or business that engages in a Restricted Business in a Restricted Territory, whether such engagement, ownership interest or participation shall be for profit or not. The parties agree that the Employee's ownership of no more than five percent of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision. For purposes of this Agreement, the term "Restricted Business" shall mean any business that Coral or Lightbridge is engaged in at the date hereof or at any time prior to the date of termination of the Employee's employment with Coral, providing the same types of products and services that Coral or Lightbridge provides. For purposes of this Agreement, the term "Restricted Territory" shall mean each of the counties, cities and states of the United States and each of the foreign countries worldwide. The parties intend that the covenants contained in the preceding sentences shall be construed as a series of separate covenants, one for each county, city, state and foreign country of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in such sentences.

Section 2. Nonsolicitation

     The Employee further agrees that he shall not, directly or indirectly, at any time during the term of his employment and for one year thereafter:

           (a) solicit, encourage or take any other action that is intended to induce any other employee of Coral or any of its affiliates to terminate his or her employment with Coral or such affiliates in order to become employed by or otherwise perform services for any business in which the Employee is employed or has an interest; or

           (b) interfere in any manner with the employment relationship between Coral or any of its affiliates and any such employee of Coral or such affiliates.

The foregoing shall not prohibit Coral or any entity with which the Employee may be affiliated from hiring a former employee of Coral or any of its affiliates, provided that such hiring results exclusively from such Employee's direct contact without prohibited solicitation. For purposes of this Section 2, "affiliate" means any entity that Coral controls, directly or indirectly, and any entity directly or indirectly controlling Coral, including Lightbridge.

Section 3.  Specific Enforcement and Other Remedies

     The Employee acknowledges that Coral and Lightbridge will be irreparably injured and damaged if the provisions of this Agreement are not specifically enforced. If the Employee fails to keep and perform every covenant of this Agreement, Coral and Lightbridge shall be entitled to injunctive relief to specifically enforce this Agreement against the Employee in addition to any other remedies Coral or Lightbridge may have.

Section 4. Miscellaneous

     4.1. Amendments. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

     4.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service and shall be effective upon receipt if addressed or sent as follows:

     To Lightbridge:  Lightbridge, Inc.
                      67 South Bedford Road
                      Burlington, Massachusetts 01803
                      Fax:  (781) 359-4500
                      Attention: President and Chief Executive Officer

     To Coral:        Coral Systems, Inc.
                      1500 Kansas Avenue, Suite 2E
                      Longmont, Colorado 80501
                      Fax:  (303) 772-8230
                      Attention: Chief Executive Officer

     To Employee:     [Name of Employee]
                      [Address]
                      Fax:

or to such other address or person as may be designated in writing by a party, by a notice given to the others as aforesaid.

     4.3. Successors. For all purposes under this Agreement, the terms "Coral" and "Lightbridge" shall include any successor to the business of Coral or Lightbridge, as applicable (whether direct or indirect and whether by merger, consolidation, sale of assets or otherwise).

     4.4. Construction. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

     4.5. Entire Agreement; Assignability, etc. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

     4.6. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     4.7. Jurisdiction and Venue. Each party agrees that the federal courts of the United States shall have the exclusive jurisdiction for any dispute under this Agreement.

     4.8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof .

     In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.


                                 Lightbridge, Inc.


                                 By:__________________________________________
                                    President and Chief Executive Officer

                                 Coral Systems, Inc.


                                 By:__________________________________________
                                    President

                                 Employee


                                 _____________________________________________
                                 [Name of Employee]

                                                                       Exhibit G
                                                                       ---------
                       FORM OF NON-COMPETITION AGREEMENT

                           NON-COMPETITION AGREEMENT

          This Non-Competition Agreement dated as of ______________, 1997 (this "Agreement") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), Coral Systems, Inc., a Delaware corporation ("Coral"), and Eric
A. Johnson ("Johnson").

                                    RECITALS

          As of the date hereof, Lightbridge is acquiring all of the outstanding shares of capital stock of Coral, including shares held by Johnson, pursuant to an Agreement and Plan and Reorganization dated as of September 9, 1997 among Lightbridge, SeeCross Acquisition Corp. and Coral.

          Johnson possesses an intimate knowledge of the business and affairs of Coral and its policies, methods, personnel and operations.

          NOW, THEREFORE, Lightbridge, Coral and Johnson hereby agree as follows:


Section 1.  Covenants Not to Compete

          Johnson agrees that Coral and Lightbridge would be irreparably injured if Johnson were to enter into a business activity in competition with the Restricted Business in a Restricted Territory (both as hereinafter defined) at any time during the two years following the date of this Agreement (the "Restricted Period"). Accordingly, in order to induce Lightbridge and Coral to consummate the transactions contemplated with respect to Lightbridge's acquisition of the capital stock of Coral, Johnson agrees that during the Restricted Period, he will not directly or indirectly engage in (whether as an employee, agent, principal, partner, stockholder, corporate officer, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, company, partnership, corporation or business that engages in a Restricted Business in a Restricted Territory, whether such engagement, ownership interest or participation shall be for profit or not. The parties agree that Johnson's ownership of no more than five percent of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision. For purposes of this Agreement, the term "Restricted Business" shall mean any business that provides products and services of the same types that Coral provides with respect to its ChurnAlert, Data Messaging Handler, FraudBuster, Home Location Service and VeRiFier products. For purposes of this Agreement, the term "Restricted Territory" shall mean each of the counties, cities and states of the United States and each of the foreign countries worldwide. The parties intend that the covenants contained in the preceding sentences shall be construed as a series of separate covenants, one for each county, city, state and foreign country of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in such sentences.

Section 2.  Nonsolicitation

          Johnson further agrees that he shall not, directly or indirectly, at any time during the one-year period following the date hereof:

              (a) solicit, encourage or take any other action that is intended to induce any employee of Coral or any of its affiliates to terminate his or her employment with Coral or such affiliates in order to become employed by or otherwise perform services for any business in which Johnson is employed or has an interest; or

              (b) interfere in any manner with the employment relationship between Coral or any of its affiliates and any such employee of Coral or such affiliates.

The foregoing shall not prohibit Johnson or any entity with which Johnson may be affiliated from hiring a former employee of Coral or any of its affiliates, provided that such hiring results exclusively from such employee's direct contact without prohibited solicitation. For purposes of this Section 2, "affiliate" of Coral means any entity that Coral controls, directly or indirectly, and any entity directly or indirectly controlling Coral, including Lightbridge.

Section 3.  Specific Enforcement and Other Remedies

     Johnson acknowledges that Coral and Lightbridge will be irreparably injured and damaged if the provisions of this Agreement are not specifically enforced. If Johnson fails to keep and perform every covenant of this Agreement, Coral and Lightbridge shall be entitled to injunctive relief to specifically enforce this Agreement against Johnson in addition to any other remedies Coral or Lightbridge may have.

Section 4.  Miscellaneous

     4.1. Amendments. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

     4.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service and shall be effective upon receipt if addressed or sent as follows:

     To Lightbridge:    Lightbridge, Inc.
                        67 South Bedford Road
                        Burlington, Massachusetts 01803
                        Fax:  (781) 359-4500
                        Attention: President and Chief Executive Officer

     To Coral:          Coral Systems, Inc.
                        1500 Kansas Avenue, Suite 2E
                        Longmont, Colorado 80501
                        Fax:  (303) 772-8230
                        Attention: Chief Executive Officer

     To Johnson:        Eric A. Johnson
                        8015 N. 63/rd/ Street
                        Longmont, Colorado 80503
                        Fax: (303) 772-7114

or to such other address or person as may be designated in writing by a party, by a notice given to the others as aforesaid.

     4.3. Successors. For all purposes under this Agreement, the terms "Coral" and "Lightbridge" shall include any successor to the business of Coral or Lightbridge, as applicable (whether direct or indirect and whether by merger, consolidation, sale of assets or otherwise).

     4.4. Construction. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

     4.5. Entire Agreement; Assignability, etc. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including the Non-Competition Agreement dated as of November 1, 1991, between Coral and Johnson, which was confirmed by the Settlement Agreement and Release dated September 8, 1997 among Coral, Johnson and the other parties named therein), (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

     4.6. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     4.7. Jurisdiction and Venue. Each party agrees that the federal courts of the United States shall have the exclusive jurisdiction for any dispute under this Agreement.

     4.8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                       LIGHTBRIDGE, INC.


                                       By:
                                          --------------------------------------
                                          President and Chief Executive Officer

                                       CORAL SYSTEMS, INC.


                                       By:
                                          --------------------------------------
                                          President

                                       ERIC A. JOHNSON


                                       -----------------------------------------

                                                                       EXHIBIT H
                                                                       ---------

                           Form of Escrow Agreement

                               ESCROW AGREEMENT

   This Escrow Agreement dated as of __________, 1997 (this "Agreement") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), Coral Systems, Inc., a Delaware corporation ("Coral"), _____________ (the "Holders' Agent"), acting on behalf of the several Stockholders, as that term is defined in the Reorganization Agreement (as hereinafter defined), and ___________________ (the "Escrow Agent").

                                   Recitals

   This Agreement is made pursuant to the Agreement and Plan of Reorganization dated as of September 9, 1997 (the "Reorganization Agreement") among Lightbridge, SeeCross Acquisition Corp., a wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral.

   Pursuant to the Reorganization Agreement, (a) Acquisition Corp. is merging with and into Coral, with Coral being the surviving corporation and thereby becoming a wholly owned subsidiary of Lightbridge (the "Surviving Corporation"),
(b) Lightbridge is issuing the Escrow Shares (as defined in the Reorganization Agreement) to the Escrow Agent and (c) the Stockholders have agreed, subject to certain conditions, to indemnify and reimburse Lightbridge and the Surviving Corporation for Damages arising after the Closing Date.

   Section 1.5 of the Reorganization Agreement provides that Lightbridge shall issue the Escrow Shares to the Escrow Agent to settle claims of Lightbridge and certain other parties that may arise pursuant to Section 7.1 of the Reorganization Agreement.

   The parties desire to establish the terms and conditions pursuant to which the Escrow Shares will be delivered to, held by and delivered from the Escrow Agent.

   Now, Therefore, Lightbridge, Coral, the Holders' Agent and the Escrow Agent agree as follows:

Section 1.  Definitions

      1.1. Adjusted Price. "Adjusted Price" shall mean the Initial Price, as adjusted to reflect any reclassification, recapitalization, split up, combination, exchange of shares, readjustment or similar action with respect to Lightbridge Common occurring after the Closing Date.

      1.2. General Claim. "General Claim" shall mean a claim for indemnification for Damages incurred by any of the Lightbridge Parties, whether liquidated or unliquidated, accrued or contingent, by reason of or otherwise arising out of the matters described in Section 7.1(a), (b) or (c) of the Reorganization Agreement.

      1.3. Initial Price. "Initial Price" shall mean the Calculation Price, as defined in the Reorganization Agreement.

      1.4. Interim Date. "Interim Date" shall mean the first anniversary of the Closing Date.

      1.5. Lightbridge Parties. "Lightbridge Parties" shall mean Lightbridge, the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents.

      1.6. Special Claim. "Special Claim" shall mean a claim for indemnification for Damages incurred by any of the Lightbridge Parties, whether liquidated or unliquidated, accrued or contingent, by reason of or otherwise arising out of the Special Matters.

      1.7. Special Matters. "Special Matters" shall mean the matters described in Section 7.1(d) of the Reorganization Agreement.

      1.8. Termination Date. "Termination Date" shall mean the date that is eighteen months after the Closing Date.

      1.9. Other Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

Section 2.  Escrow Arrangements

      2.1. Escrow Fund. At the Effective Time, the Stockholders shall be deemed to have received and deposited with the Escrow Agent the Escrow Shares, without any act of any Stockholder. Pursuant to Section 1.5 of the Reorganization Agreement, Lightbridge shall deposit stock certificates representing the Escrow Shares directly to the Escrow Agent, representing the respective percentages of the Escrow Shares set forth on Exhibit 1 hereto, together with stock powers
                               ---------
executed in blank by each of the Stockholders, such deposit to constitute an escrow fund (the "Escrow Fund").

      2.2. Dividends; Voting Rights; Ownership. Any and all dividends payable in cash or securities or other distributions of any kind made in respect of the Escrow Shares shall be held in escrow as part of the Escrow Fund pursuant to this Agreement; provided, however, that the Holders' Agent shall have right to direct (based upon instructions from the Stockholders) the Escrow Agent with respect to voting of the Escrow Shares so long as the Escrow Shares are held in escrow and Lightbridge shall take any and all reasonable and necessary steps to allow the exercise of such rights. While the Escrow Shares remain subject to this Agreement, the Stockholders shall retain and shall be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions hereof.

      2.3. Taxes. The Stockholders shall be responsible for any tax liability and tax reporting obligations attributable to the placement of the Escrow Shares in the escrow and the payment of any dividends or other amounts payable to the Stockholders with respect to the Escrow Shares. Each of the Stockholders has provided, or shall provide within fifteen days after the date hereof, the Escrow Agent with an executed Internal Revenue Service Form W-9.

      2.4. Prohibition of Assignment. Except as contemplated hereunder, no Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, other than by will or by the laws of descent or distribution in the event of the death of Stockholder, by any Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Stockholders, prior to the date the Escrow Agent is required to deliver the Escrow Shares to the Stockholder.

Section 3.  Indemnity

      The Escrow Fund shall be available to compensate any of the Lightbridge Parties against and in respect of any and all General Claims and Special Claims.

      3.1. Indemnity as to General Claims. The right of the Lightbridge Parties to receive payment under the Escrow Fund to set off and apply against any Damages with respect to General Claims shall be limited to ten percent of the Stock Consideration Number, multiplied by the Initial Price. None of the Lightbridge Parties may receive any Escrow Shares from the Escrow Fund with respect to General Claims except to the extent the aggregate cumulative amount of any Damages with respect to General Claims exceeds $150,000.

      3.2. Indemnity as to Special Claims. The right of the Lightbridge Parties to receive payment under the Escrow Fund to set off and apply against any Damages with respect to Special Claims (a) shall be limited to the number of Escrow Shares, multiplied by the Initial Price and (b) shall terminate upon the occurrence of an event described in the supplemental escrow letter referenced in
Section 7.1(d) of the Reorganization Agreement (the "Supplemental Escrow
Letter").

Section 4.  Actions with Respect to Special Claims

      4.1. General. Upon receipt by any Lightbridge Party of notice of any demand or claim by any third party, or the commencement (or threatened commencement) of any action, proceeding or investigation by any third party, that may reasonably be expected to result in a Special Claim (an "Asserted Liability"), Lightbridge shall give notice thereof to the Holders' Agent in accordance with Section 5.1. Lightbridge and the Surviving Corporation jointly shall have the right to identify the counsel responsible for defending against the Asserted Liability, subject to the approval of the Holders' Agent (which approval shall not be unreasonably withheld), and otherwise to control the defense against the Asserted Liability. The Stockholders shall, to the extent in the possession of the Stockholders, make available to Lightbridge and the Surviving Corporation and their attorneys, accountants and other representatives all books, records and other information relating to the Asserted Liability and shall cooperate with Lightbridge and the Surviving Corporation and shall render to them such assistance as they may reasonably request to ensure the proper and adequate defense of the Asserted Liability. Lightbridge and the Surviving Corporation shall use all reasonable efforts to mitigate Damages in connection with the Asserted Liability. Lightbridge and the Surviving Corporation shall consult with the Holders' Agent from time to time and as reasonably requested by the Holders' Agent and shall advise the Holders' Agent of the progress of the Asserted Liability.

      4.2. Pursuit of Defenses. Lightbridge and the Surviving Corporation shall assert and pursue all defenses that are, in their reasonable opinion (based on the advice of their counsel), reasonably capable of causing a determination in favor of Lightbridge and the Surviving Corporation with respect to one or more significant claims made in the Asserted Liability. In the event Lightbridge and the Surviving Corporation determine not to assert and pursue a particular defense, the Holders' Agent may, at the Stockholders' expense, participate in such defense with counsel of its own choice; provided, however, that in the reasonable opinion of counsel to Lightbridge and the Surviving Corporation the assertion of such defense will not be a material impediment or otherwise significantly disrupt or conflict with any defense being asserted by Lightbridge and the Surviving Corporation.

      4.3. Settlements. Lightbridge and the Surviving Corporation jointly shall have the right to settle or compromise any Asserted Liability without the consent of the Holders' Agent to the extent that the aggregate cumulative amount of Damages after taking into account such settlement or compromise, does not exceed an amount equal to 7.5% of the Stock Consideration Number, multiplied by the Calculation Price. Neither Lightbridge nor the Surviving Corporation may settle or compromise any Asserted Liability in excess of such amount without the consent of the Holders' Agent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that no consent of the Holders' Agent need be sought or obtained if the Holders' Agent has contested in writing, or declined, following the request of Lightbridge or the Surviving Corporation (to affirm in writing) the obligation of the Stockholders to indemnify the Lightbridge Parties against the Asserted Liability under Article 7 of the Reorganization Agreement. If Lightbridge or the Surviving Corporation reasonably determines it to be necessary or advisable to enter into a settlement or compromise arrangement involving the payment of amounts to a third party to resolve the Asserted Liability, the Surviving Corporation may negotiate to cause those amounts to be paid in a single payment or a limited number of payments, rather than in installments or a payment stream over a longer period of time, in order to quantify the amount of the Special Claim and to facilitate the distribution of the Escrow Fund.

Section 5.  Distributions with Respect to General and Special Claims

      5.1. Notice of General and Special Claims. Lightbridge shall be entitled to assert General Claims and Special Claims on behalf of any Lightbridge Party, and all parties eligible for indemnification pursuant to Article 7 of the Reorganization Agreement shall be bound by Lightbridge's actions and decisions hereunder. Lightbridge shall give notice to the Stockholders promptly after receipt by any Lightbridge Party of notice of any demand or claim by any third party, or the commencement (or threatened commencement) of any action, proceeding or investigation by any third party, that may result in Damages for which the Stockholders may be required to provide indemnification pursuant to
Article 7 of the Reorganization Agreement. In any event, such notice shall be given (i) with respect to General Claims, on or before Interim Date and (ii) with respect to Special Claims, on or before the Termination Date. Such notice shall describe the demand, claim, action, proceeding or investigation in reasonable detail to the extent practicable in the circumstances and shall indicate the amount (estimated, if necessary and to extent feasible) of the Damages that have been or may be suffered by the Lightbridge Party; provided that the failure to give such notice shall not relieve the Stockholders of any of their obligations under Article 7 of the Reorganization Agreement (unless such failure directly results in a material increase of their indemnification obligations under such Article 7, whereupon the Stockholders shall be relieved only to the extent of such increase of their indemnification obligations under such Article 7). Subject to the provisions of Section 5.2, the Escrow Agent shall, within thirty days following delivery of such notice, deliver to Lightbridge from the Escrow Fund the dollar amount of such Damages.

      5.2. Objections to Claims. If the Holders' Agent shall, in good faith, notify the Escrow Agent in writing of any objections to a General Claim or Special Claim within fifteen days following receipt of notice thereof pursuant to Section 5.1 hereof, then the Escrow Agent shall not make a distribution relating to such General Claim or Special Claim until either (i) the Holders' Agent and Lightbridge have agreed upon the rights of Lightbridge, any of the Lightbridge Parties seeking indemnification and the Stockholders with respect thereto and notified the Escrow Agent of such an agreement in writing signed by the Holders' Agent and Lightbridge or (ii) such rights are finally determined by binding arbitration in accordance with Section 10. Any uncontested portion of a General Claim or Special Claim will be resolved as set forth in Section 5.1 above. The Escrow Agent may rely on the final order or other final determination of any such arbitrator. If any such arbitrator shall determine that any or all of the Escrow Fund is to be delivered to Lightbridge, the Escrow Agent shall, within fifteen days following receipt of a copy of such final determination, deliver to Lightbridge from the Escrow Fund the dollar amount of the Damages as to which the arbitrator has finally determined that Lightbridge or any of the Lightbridge Parties is entitled to indemnity under Article 7 of the Reorganization Agreement. The initial compensatory and transcript costs and normal and regular expenses of such arbitration shall be borne equally by Lightbridge and the Stockholders; all other expenses will be paid by the losing party and the arbitrator will be authorized to make such determination.

      5.3. Value of Shares. For purposes of establishing the number of Escrow Shares to be delivered to Lightbridge pursuant to this Section 5, the cash value of each share of Lightbridge Common shall be the Adjusted Price. To the extent that the cash value of the Escrow Shares represented by stock certificates delivered to Lightbridge pursuant to this Section 5 exceeds the dollar amount of the Damages in question, Lightbridge shall promptly deliver to the Escrow Agent stock certificates for the balance of the Escrow Shares, which shall be held pursuant to this Agreement.

Section 6.  Interim Distribution; Termination

      6.1. Interim Distribution. Within fifteen days after the Interim Date, the Escrow Agent shall distribute to the Stockholders a number of shares of Lightbridge Common equal to:

      (a)   (i)  fifty percent of the Stock Consideration Number, multiplied by the Initial Price,

                 minus

            (ii) the amount of all General Claims and Special Claims as to which the Lightbridge Parties have received a distribution pursuant to Section 5, plus the amount of all pending General Claims and Special Claims made by Lightbridge pursuant to Section 5 prior to the Interim Date, divided by

      (b)   the Adjusted Price.

Such distribution shall be made to the Stockholders in accordance with their percentage interests as set forth on Exhibit 1.
                                     ---------

      6.2. Termination. Within fifteen days after the Termination Date, the Escrow Agent shall distribute the remaining Escrow Fund to the Stockholders, except for an amount equal to the dollar amount of all pending General Claims and Special Claims made by Lightbridge pursuant to Section 5.1 prior to the Termination Date (the "Final Pending Claims"). For purposes of this Section 6.2, the Escrow Shares shall be valued at the Adjusted Price. Any distribution pursuant to this Section shall be made to the Stockholders in accordance with their percentage interests as set forth on Exhibit 1.
                                           ---------

      6.3. Final Distribution. The Escrow Fund not so distributed pursuant to this Section 6 shall be retained by the Escrow Agent until all the Final Pending Claims are resolved as provided herein and all or any portion of the Escrow Fund deliverable to Lightbridge as a result thereof, if any, shall have been delivered to Lightbridge, whereupon the entire remaining Escrow Fund, if any, shall be distributed by the Escrow Agent to the Stockholders in accordance with their percentage interests as set forth on Exhibit 1.
                                           ---------

Section 7.  Escrow Agent

      7.1. Acknowledgment of Receipt of Documents. The Escrow Agent hereby acknowledges receipt of a copy of the Reorganization Agreement, but, except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect to the Reorganization Agreement. The Escrow Agent also acknowledges receipt of a copy of the Supplemental Escrow Letter.

      7.2. Escrow Agent's Protection. In taking any action whatsoever hereunder, the Escrow Agent shall be fully protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Escrow Agent shall not be liable to Lightbridge, the Surviving Corporation, the Holders' Agent or the Stockholders for any act performed or omitted to be performed by it in good faith and shall be liable only in case of its own bad faith or willful misconduct or gross negligence or intentional failure to comply with its obligations under this Agreement. The Escrow Agent may consult with counsel of its own choice in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Escrow Agent shall also be entitled to reimbursement from both Lightbridge and the Stockholders of all reasonable out-of-pocket expenses including the fees and costs of attorneys or agents as it may find necessary to engage in the performance of its duties hereunder. In addition, the parties hereto agree that the Escrow Agent does not assume any responsibility for the failure of any of the parties to make payments, tender certificates or perform the conditions of this Agreement as set forth herein.

      7.3. Indemnification of Escrow Agent. Lightbridge and the Stockholders shall jointly and on an equal basis reimburse, indemnify and hold harmless the Escrow Agent, its employees and agents (referred to in this Section 7.3 collectively and individually as the "Escrow Agent"), from and against any and all loss, damage, liability or claim suffered, incurred by, or asserted against the Escrow Agent (including any amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or its services hereunder, so long as the Escrow Agent has acted in good faith and without willful misconduct, gross negligence or intentional failure to comply with its obligations under this Agreement.

      Lightbridge, the Surviving Corporation and the Holders' Agent may participate at their own expense in the defense of any claim or action which may be asserted against the Escrow Agent, and if Lightbridge or the Holders' Agent so elect, either may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest which would make it inappropriate for the same counsel to represent both Lightbridge or the Holders' Agent, as the case may be, and the Escrow Agent, retention of separate counsel by Escrow Agent shall be reimbursable as hereinabove provided; and provided, further, that Lightbridge shall not settle or compromise any such claim or action without the consent of the Holders' Agent, which consent shall not be unreasonably withheld, and the Holders' Agent shall not settle or compromise any such claim or action without the consent of Lightbridge, which consent may not be unreasonably withheld. The parties will notify the Escrow Agent in writing of their intention to participate and/or assume the defense of any claim. The right of the Escrow Agent to indemnification hereunder shall survive its resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

      7.4. Fees. The fees of the Escrow Agent shall be paid by Lightbridge. The fees of the Holders' Agent shall be paid by the Stockholders.

      7.5. Resignation or Removal of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty days' written notice to Lightbridge and the Holders' Agent, and may be removed by the mutual agreement of the Holders' Agent and Lightbridge; provided, however, that any such resignation or removal shall not become effective until the appointment of a successor escrow agent which shall be accomplished as follows. Lightbridge and the Holders' Agent shall use their best efforts to agree on a successor escrow agent within thirty days after receiving such notice of resignation from the Escrow Agent. If Lightbridge and the Holders' Agent fail to agree on a successor escrow agent within such time, the parties shall promptly request a court of competent jurisdiction to appoint such an agent authorized to do business as a trust company in the Commonwealth of Massachusetts. The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow holder as if originally named as the escrow holder. Then, the Escrow Agent shall be discharged from any further duties and liability under this Agreement accruing after the date the appointment of such successor escrow agent is accepted by the parties (or made by a court of competent jurisdiction, as applicable) and becomes effective, and such discharge of liability will survive the termination of this Agreement.

Section 8.  Holders' Agent

      The Holders' Agent hereby acknowledges receipt of a copy of the Reorganization Agreement and accepts and assumes the duties and responsibilities of the Holders' Agent thereunder. The Holders' Agent also acknowledges receipt of a copy of the Supplemental Escrow Letter.

Section 9.  Controversies

      If any controversy arises among the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, or its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Escrow Shares and all documents and funds, and may wait for settlement of any such controversy by final appropriate arbitration or legal proceedings or other means, as the Escrow Agent may require in its discretion, notwithstanding any other provision of this Agreement. In such event, the Escrow Agent will not be liable for interest or damages. Furthermore, the Escrow Agent may at its option file an action of interpleader in a court of competent jurisdiction requiring the parties to answer and litigate their claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action, which amounts the Stockholders and Lightbridge agree to pay equally and promptly deposit with the clerk of the court. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from any obligations and liability imposed by the terms of this Agreement. The release from liability shall survive the termination of this Agreement.

Section 10. Arbitration

      10.1. Disputes Subject to Arbitration. Any dispute arising in connection with Section of this Agreement shall be settled by arbitration by a panel of three arbitrators. The arbitration shall be held in Boston, Massachusetts and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that the rules set forth in this
Section 10 shall govern such arbitration to the extent they conflict with the rules of the American Arbitration Association.

      10.2. Arbitration Process. Upon written notice by a party to any other party of a request for arbitration hereunder, Lightbridge and the Holders' Agent shall each select an arbitrator within thirty days after the date of such notice, and the two arbitrators so selected shall use their best efforts to select a mutually acceptable arbitrator within thirty days after their selection. If the two arbitrators are unable to agree upon a third arbitrator within said thirty-day period, the third arbitrator shall be selected by the American Arbitration Association pursuant to its rules. The arbitration shall be conducted in an expeditious manner, the parties using their best efforts to cause the arbitration to be completed within sixty days after selection of the arbitrator. In the arbitration, there shall be no discovery except as the arbitrators shall permit following a determination by the arbitrators that the party seeking such discovery has substantial demonstrable need. All other procedural matters shall be within the discretion of the arbitrators. In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, the arbitrators shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrators, including an award of default, may be imposed.

      10.3. Determination of Arbitrators. The determination of the arbitrators by majority vote shall be final and binding on the parties. The expense of the arbitration and all expenses incurred by the parties with respect thereto (including reasonable attorneys' fees and fees of experts shall be borne by the party not prevailing in the arbitration, as determined by the arbitrators. Judgment upon the award rendered by the arbitrators may be entered in the U.S. District Court sitting in Boston, Massachusetts.

Section 11. Miscellaneous

      11.1. Amendments and Waivers. This Agreement may be modified or amended only by an instrument in writing signed by Lightbridge, the Holders' Agent and the Escrow Agent. No waiver by any or all of the parties hereto of any breach of, or of compliance with, any conditions or provision of this Agreement by any of the other parties shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      11.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service, as follows:

            To Lightbridge:    Lightbridge, Inc.
                               67 South Bedford Road
                               Burlington, Massachusetts 01803
                               Facsimile:   (617) 359-4500
                               Attention:  President and Chief Executive Officer

                               With a copy to:

                               Foley, Hoag & Eliot LLP
                               One Post Office Square
                               Boston, Massachusetts 02109
                               Facsimile: (617) 832-7000
                               Attention:  John D. Patterson, Jr.

            To Coral:          Coral Systems, Inc.
                               1500 Kansas Avenue, Suite 2E
                               Longmont, Colorado 80501
                               Facsimile: (303) 772-8230
                               Attention: Chief Executive Officer

                               With a copy to:

                               Cooley Godward LLP
                               2595 Canyon Boulevard, Suite 250
                               Boulder, Colorado 80302
                               Facsimile: (305) 546-4099
                               Attention:  James H. Carroll

       To the Holders' Agent:  [Holders' Agent]

                               ----------------------
                               ----------------------
                               ----------------------
                               Facsimile:

      or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

      11.3. Construction. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

      11.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      11.5. Entire Agreement, Assignability, etc. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      11.6. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      11.7. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the laws that otherwise might govern under applicable principles of conflicts of laws thereof.

      11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                                 *     *     *

      In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.


                                 Lightbridge, Inc.


                                 By:
                                    --------------------------------------------
                                    President and Chief Executive Officer

                                 Coral Systems, Inc.


                                 By:
                                    --------------------------------------------
                                    President

                                 [Holder's Agent]


                                 By:
                                    --------------------------------------------
                                    [Title]

                                 [Escrow Agent]



                                 By:
                                    --------------------------------------------
                                    [Title]

                                                                       Exhibit 1
                                                                       ---------



 Name of Stockholder                           Percentage Interest
 -------------------                           -------------------

                                  STOCK POWER

       FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to ______________________________________________________________ an aggregate of ___________________________________________ (_________) shares of common stock of Lightbridge, Inc. represented by Certificate No. ___________ (the "Stock"), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint __________________________________________ as the undersigned's true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated:  _________________, 1997


                                  ---------------------------------------------
                                  Name: